SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONSOLIDATED-TOMOKA LAND CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting

of Shareholders and

2019 Proxy Statement

CONSOLIDATED-TOMOKA LAND CO. 1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: April 24, 2019

Time: 2:00 p.m. local time

Location: LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida 32124

AGENDA:

1.	Election of the seven director nominees listed in the proxy statement for one-year terms expiring at the 2020 annual meeting of shareholders;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019;

3.	Hold an advisory vote to approve executive compensation;

4.	Vote on a shareholder proposal regarding stock ownership guidelines, if properly presented; and

5.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on March 1, 2019, are entitled to notice of, and to participate in and vote at, the 2019 annual meeting of shareholders (including any adjournments or postponements thereof, the “Annual Meeting”). A complete list of shareholders as of the record date will be available for shareholders’ inspection at our corporate offices at 1140 North Williamson Boulevard, Suite 140, Daytona Beach, Florida 32114, for ten days prior to the Annual Meeting.

We hope you will be able to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to vote by telephone or online as instructed in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the Annual Meeting. You may also request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials. If you submit your proxy (whether via internet, telephone or return of paper proxy card by mail) and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

If you have any questions or need any assistance with voting your shares, please contact our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-962-4284. You may also contact them online via their website at www.computershare.com/investor.

By Order of the Board of Directors

Daniel E. Smith

Senior Vice President,

General Counsel & Corporate Secretary

Daytona Beach, Florida

March 12, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 24, 2019: Consolidated-Tomoka Land Co.’s proxy statement in connection with the Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission are available at: www.edocumentview.com/CTO.

CONSOLIDATED-TOMOKA LAND CO.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held: April 24, 2019

CONSOLIDATED-TOMOKA LAND CO.

PROXY STATEMENT

Page
1	LETTER FROM THE CHAIRMAN

2	GENERAL INFORMATION

7	PROPOSAL 1: ELECTION OF DIRECTORS

12	DIRECTOR COMPENSATION FOR 2018

14	CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

21	BENEFICIAL OWNERSHIP OF COMMON STOCK

23	COMPENSATION DISCUSSION AND ANALYSIS

40	COMPENSATION COMMITTEE REPORT

41	SUMMARY COMPENSATION TABLE FOR 2016-2018

42	TOTAL REALIZED COMPENSATION TABLE FOR 2016-2018

43	GRANTS OF PLAN-BASED AWARDS DURING THE YEAR ENDED DECEMBER 31, 2018

43	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2018

44	OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2018

44	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

47	COMPENSATION RISKS

48	PAY RATIO

48	REPORT OF THE AUDIT COMMITTEE

50	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

52	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

53	PROPOSAL 4: SHAREHOLDER PROPOSAL

54	OTHER MATTERS

55	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

55	SHAREHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

56	ANNUAL REPORT

LETTER FROM THE CHAIRMAN

Fellow Shareholders:

We look forward to seeing many of you at our upcoming annual shareholder meeting in Daytona Beach. For all of you who participate, whether in person or by proxy, we thank you for your investment in the Company and for taking part in the election of directors and voting on the other proposals brought before our shareholders.

Since the Company does not have a staggered Board of Directors, all of our Board members stand for election every year. In addition to the director election, there are two routine proposals to be voted on (ratification of our auditors and an advisory vote on executive compensation), as well as a shareholder proposal, all of which are described in detail in the following pages. We encourage you to review such proposals carefully.

As discussed in detail in the Compensation Discussion and Analysis section, the Compensation Committee of the Board of Directors, under the direction of the Board, continued to administer and refine our new executive compensation program, which was restructured in early 2017. We believe that the new compensation program enhances the link between pay and performance, and better aligns management with the interests of the Company’s shareholders. It was designed and implemented specifically with our strategic business plan in mind, which is to monetize our Daytona Beach land portfolio and redeploy the proceeds into diverse, high-quality income-producing real estate investments, when possible in a tax-efficient manner.

The new compensation program, similar to many other companies’ executive compensation programs, consists of a blend of base salary, service-based equity incentive compensation, and performance-based cash and equity incentive compensation. Under the new program, the Compensation Committee establishes at the beginning of each year a set of objective, measurable metrics that will be used to evaluate management’s performance, both on an annual and long-term basis. The metrics are weighted to reflect the Company’s progress and priorities in executing our business plan. Rigorous performance goals are also established each year for each metric, with “threshold,” “target” and “outperform/maximum” performance levels set for each goal. The metrics and weighting are reviewed each year and adjusted as necessary based on the Company’s progress in executing our business plan. All of these decisions are made in a manner designed to incentivize management to execute our business plan in a manner that will increase the value of the Company’s assets and maximize return to our shareholders.

2018 proved to be another historic year in executing our business plan. We are excited about 2019, our 50th anniversary as a publicly-traded company—please see our 2018 annual report and letter to shareholders from our CEO John Albright. A record level of revenue from land sale transactions was achieved in 2018, and new land sale contracts were entered into resulting in a robust pipeline of potential future land sale transactions scheduled to close in the coming quarters. A Company record for income property investments was also achieved in 2018, further advancing the creation of a high-quality portfolio of income properties.

As a result of the Company’s many successes in 2018, our executive officers achieved slightly above “target” level performance outcomes under the objective elements of their annual performance goals. With respect to long-term performance-based incentive compensation, under the new compensation program, performance shares awarded in January of 2017 will not begin vesting until the end of 2019; however, certain performance-based equity awards granted to our executive officers in 2012, 2014 and 2015 vested in 2018.

We are very pleased with the Company’s 2018 results and our management team’s performance, and hope you will enjoy reading the more detailed Compensation Discussion and Analysis section in the pages that follow.

Sincerely,

Laura M. Franklin

Chairman of the Board

Consolidated-Tomoka Land Co.

CONSOLIDATED-TOMOKA LAND CO. 1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114

GENERAL INFORMATION

Why am I receiving this proxy statement? The board of directors (the “Board of Directors” or “Board”) of Consolidated-Tomoka Land Co., a Florida corporation (the “Company,” “we,” “our” and “us”) is soliciting proxies for use at the 2019 annual meeting of shareholders to be held on Wednesday, April 24, 2019 at 2:00 p.m., local time, at the LPGA International Clubhouse, 1000 Champions Drive, Daytona Beach, Florida (including any adjournments or postponements thereof, the “Annual Meeting”). The purpose of the Annual Meeting is as set forth in this proxy statement.

On or about March 12, 2019, we mailed to you and our other shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on (i) how to access online this proxy statement and our 2018 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our audited consolidated financial statements included therein (collectively, the “Annual Report”); and (ii) how to vote your shares by telephone, over the Internet, or by mail. You will not receive a printed copy of the proxy materials and Annual Report unless you request them. If you would like to receive a printed copy of the proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining such materials contained in the Internet Availability Notice.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the Annual Meeting? The purpose of the Annual Meeting is to obtain shareholder action on the matters outlined in this proxy statement. These matters include: (1) the election of seven directors for one-year terms expiring at the 2020 annual meeting of shareholders; (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019; (3) an advisory vote to approve executive compensation; and (4) a shareholder proposal regarding stock ownership guidelines, if properly presented at the Annual Meeting. We will also consider any other business that properly comes before the Annual Meeting. This proxy statement provides you with detailed information about these matters.

What is a record date and who is entitled to vote at the Annual Meeting? The record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting is March 1, 2019. The record date was established by our Board as required by the laws of Florida and the bylaws of the Company (the “Bylaws”). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of our common stock that you owned on the record date on every matter properly submitted for shareholder vote at the Annual Meeting. Our articles of incorporation and Bylaws do not provide for cumulative voting for the election of directors.

How many shares can be voted and what is a quorum? You are entitled to one vote for each share of our common stock that you own as of the close of business on March 1, 2019. At the close of business on March 1, 2019, there were 5,409,295 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, or 2,704,648 shares of common stock, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by Internet, telephone or by mailing a proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote? You have a choice of voting:

●	By telephone;

●	Over the Internet;

●	By mail; or

●	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote now by telephone, over the Internet, or by mail. Please carefully read the instructions on the Internet Availability Notice on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation. If you vote by telephone or over the Internet, you should not return a proxy card by mail.

What is the difference between a “record holder” and an owner holding shares in “street name”? If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”). If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name,” and you are considered the beneficial owner of such shares, but not the record holder.

How do I vote if my shares are registered in my name? Voting by telephone, over the Internet, or by mail: If you are a shareholder of record, you can vote by telephone, over the Internet, or by mail. The Internet Availability Notice contains instructions for voting by telephone or over the Internet. You can also vote by mail by requesting, completing and returning a printed proxy card as described in the Internet Availability Notice. Please promptly vote by telephone, over the Internet or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Voting in person at the meeting: If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to have in your possession at the meeting proper personal identification and evidence of your share ownership.

How do I vote if my shares are held in “street name”? Voting by telephone, over the Internet, or by mail: If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote by telephone or over the Internet. Voting instruction forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting in person at the meeting: If your shares are held in the name of your broker, bank, or other nominee and if you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank, or other nominee to obtain a legal proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

Can I revoke my proxy or change my vote? If your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

●	By sending a written notice of revocation to our Corporate Secretary at Consolidated-Tomoka Land Co., P.O. Box 10809, Daytona Beach, Florida 32120-0809;

●	By duly signing and delivering a proxy card that bears a later date; or

●	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy or change your vote. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank, or other nominee.

How does the Board recommend that I vote? The Board unanimously recommends that you vote as follows:

VOTING MATTERS AND BOARD RECOMMENDATIONS

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Description of Proposal	Recommendation

PROPOSAL 1: Election of Directors	FOR ALL BOARD NOMINEES
We have nominated seven directors for election for one-year terms expiring at the 2020 annual meeting of shareholders.

PROPOSAL 2: Ratification of the Selection of Independent Registered Public Accounting Firm	FOR
The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019.

PROPOSAL 3: Advisory Vote to Approve Executive Compensation	FOR

The Company is providing its shareholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables. The advisory vote to approve the executive compensation described in Proposal 3 is referred to as a “say-on-pay” vote.

PROPOSAL 4: Shareholder Proposal	AGAINST

Wintergreen Advisers, LLC (“Wintergreen”), and Wintergreen Partners Fund, LP, provided notice to the Company of its intent to bring a shareholder proposal before the Annual Meeting requesting “the Compensation Committee of the Board of Directors (the ‘Committee’) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until one-year following the termination of their employment with the Company for any reason, including retirement. The shareholders recommend that the Committee adopt a share retention requirement of at least 50 percent of net after-tax shares. This policy shall supplement any other share ownership requirements that have been established, and should be implemented so as not to violate the company’s existing contractual obligations or terms of any compensation or benefit plan currently in effect.”

Within the limits of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if any other matters are properly brought before the Annual Meeting, such as a matter about which the Company did not have notice at least 45 days before the date on which the Company first sent the Internet Availability Notice, if you grant your proxy as contemplated herein, your shares will be voted on such other matters in the discretion of the named proxy holders. The Board is not aware of any other matters that may properly be brought before the meeting.

What happens if I return an unmarked proxy card? Unless indicated otherwise on your proxy card, if you return your properly executed proxy card with no votes marked, your shares will be voted as recommended by the Board. Proposals 2, 3 and 4 will require the affirmative vote “for” the proposal by a majority of the shares voted on that specific proposal for approval.

What effect do abstentions, withhold votes and broker non-votes have on the proposals? For each of the proposals, shares that abstain from voting will be treated as shares represented at the Annual Meeting, but are neither a vote cast in favor of nor a vote cast against the proposal, so they will have no effect on the outcome of the voting.

For all proposals, broker non-votes will be treated as shares represented at the Annual Meeting, but not voting, so broker non-votes will have no effect on the outcome of the voting.

Will my shares be voted if I do not vote or do not return a proxy card? If you are the shareholder of record and you do not vote or provide a proxy, your shares will not be voted. Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. We believe that the ratification of the appointment of an independent registered public accounting firm will be considered a “routine” matter for which brokerage firms may vote unvoted shares. No other matters to be voted on at the Annual Meeting are considered “routine” matters. As a result, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted in the election of directors, the advisory vote to approve executive compensation or the shareholder proposal, your broker or other nominee will not be able to vote your shares, and your shares will not be voted on any of those matters. Please provide instructions to your broker or nominee so that your votes may be counted on these important matters. We urge you to vote your shares by following the instructions provided on the Internet Availability Notice to ensure that your shares will be voted on your behalf.

What does it mean if I receive more than one Internet Availability Notice? Some of our shareholders hold their shares in more than one account and may receive separate Internet Availability Novices for each of those accounts. If you receive more than one Internet Availability Notice, it means you own shares in multiple accounts with brokers and/or our transfer agent. To ensure that all of your shares are voted, please vote using each of the separate proxy voting instructions you receive. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be reached by telephone at 1-800-962-4284 or via their website at www.computershare.com/investor.

Whom should I call if I have questions or need additional copies of the proxy materials? If you have any questions, need assistance voting, or need additional copies of this proxy statement, please contact our transfer agent, Computershare, which may be reached by telephone at 1-866-641-4276 or by email at investorvote@computershare.com. When emailing Computershare regarding the Company or this proxy statement, please type in the subject line “Proxy Materials Consolidated-Tomoka Land Co.”

Who pays for the solicitation of proxies and who participates in the solicitation of proxies? We will bear the cost of soliciting proxies by the Company, including the cost of preparation, assembly, printing and mailing. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors and officers without additional compensation. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by telephone, by email, by mail, by facsimile, through press releases issued by us, or through postings on our website.

May I access this year’s proxy statement and annual report over the Internet? This proxy statement and a copy of our 2018 Annual Report are available at www.edocumentview.com/CTO.

Where can I find the voting results of the Annual Meeting? We intend to disclose the voting results in a current report on Form 8-K within four business days after the Annual Meeting. If we first disclose preliminary voting results, the final voting results will be disclosed as an amendment to such Form 8-K within four business days after the final voting results are known. Both the Form 8-K and any amendment to such Form 8-K will be filed with the SEC and made available on our website at www.ctlc.com.

PROPOSAL 1: ELECTION OF DIRECTORS

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE BOARD’S SEVEN NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR ALL” OF THE BOARD’S NOMINEES.

At the 2018 Annual Meeting, all seven of the director candidates nominated by our Board were re-elected for one-year terms expiring at the Annual Meeting.

In October 2018, the Board was expanded to nine members, and the Board appointed George R. Brokaw and R. Blakeslee Gable as additional directors. The Board also acknowledged that, pursuant to Section 2.9 of the Company’s Amended and Restated Bylaws, William L. Olivari and Thomas P. Warlow, III, who have served on the Board since 2008 and 2010, respectively, will retire from the Board at the Annual Meeting, and thus will not stand for re-election. The Board has also determined that, effective as of the completion of the Annual Meeting, the Board will once again be comprised of seven members.

Based upon the recommendation of the Board of Directors’ Governance Committee (the “Governance Committee”), Ms. Franklin and Messrs. Albright, Brokaw, Gable, Haga, Serkin and Wold have each been nominated by the Board to be re-elected to the Board for new one-year terms expiring at the 2020 annual meeting of shareholders.

All of the Board’s nominees for election as directors are currently directors and have been re-nominated by the Board. Each of the Board’s nominees has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected.

Unless otherwise specified when the proxy is appointed (whether by Internet, telephone or executed and returned proxy card), all proxies will be voted for the election of the persons named below who have been recommended to the Board by the Governance Committee as nominees for director. If any nominee should be unable to serve, which is not anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

The 2019 election of directors is an uncontested election, so the election of Ms. Franklin and Messrs. Albright, Brokaw, Gable, Haga, Serkin, and Wold will require that each director nominee receive a majority of the shares voted with respect to that nominee, or more votes “For” than “Against” the nominee. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted.

Our Board of Directors recommends a vote “FOR” the election of Ms. Laura M. Franklin, and Messrs. John P. Albright, George R. Brokaw, R. Blakeslee Gable, Christopher W. Haga, Howard C. Serkin, and Casey R. Wold as directors. To vote for these nominees, please vote by telephone or over the Internet, or by requesting, completing and returning a proxy card, all as described in the Internet Availability Notice.

Biographical information regarding the Board’s director nominees standing for election, including business experience for at least the past five years, their age, the year they began serving as our director, and other public companies for which they have served on the board of directors in the past five years, is provided below. In addition, the experience, qualifications, attributes, and skills considered by the Governance Committee and our Board in determining to nominate the director nominees are provided below.

NOMINEES STANDING FOR ELECTION
JOHN P. ALBRIGHT Age: 53 Director Since: 2012

President and Chief Executive Officer of the Company since August 2011. Mr. Albright was previously the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley. Prior to Morgan Stanley, Mr. Albright was Managing Director and Officer of Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. His experience involves various aspects of investment, lending, and development of commercial properties, as well as real estate investment banking. Mr. Albright is a member of the Board of Trustees of Trinity Preparatory School in Winter Park, Florida, and serves on their Development Committee.

Mr. Albright is a graduate of Southern Methodist University with a B.A. in Business Administration.

GEORGE R. BROKAW Age: 51 Director Since: 2018

Mr. Brokaw is currently a private investor through his family office and related investment vehicles. Mr. Brokaw was recommended to our Board by Messrs. Albright and Haga.

Mr. Brokaw also serves as a director of DISH Network Corporation, Modern Media Corporation, Alico, Inc., and Asia Research & Capital Management. Mr. Brokaw has previously served in a senior capacity at several investment firms including as a Managing Partner of Trafelet Brokaw & Co. LLC, Managing Director at Highbridge Principal Strategies, LLC, and as a Managing Partner and Head of Private Equity at Perry Capital, LLC. As an investment banker, he also served as Managing Director of Lazard Freres & Co. LLC. Mr. Brokaw has served as a director to several companies, including: American Energy Partners Inc., Capital Business Credit LLC, Timberstar, and Value Place Holdings LLC. Mr. Brokaw received a B.A. degree from Yale University and J.D. and M.B.A. degrees from the University of Virginia. Mr. Brokaw is a member of the New York Bar.

Mr. Brokaw is a member of the Audit and Compensation Committees.

LAURA M. FRANKLIN Age: 58 Director Since: 2016

Chairman of the Board of the Company since May 2017. Former (Retired) Executive Vice President, Accounting and Administration and Corporate Secretary of Washington Real Estate Investment Trust (Washington REIT).

Ms. Franklin is a graduate of University of Maryland with a B.S. in Accounting and is a Certified Public Accountant. During her 22-year tenure at Washington REIT, she led the financial, human capital and information technology (IT) functions including Accounting, Tax, SEC Reporting, Treasury, Human Resources and IT. As an executive, she played a key role in strategic planning as well as worked closely with the chairmen of the compensation and audit committees. Prior to joining Washington REIT, she was employed by the public accounting firm, CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin is a member of the American Institute of Certified Public Accountants (AICPA) and the Sharing Montgomery Grants Committee of the Community Foundation of the National Capital Region in Montgomery County, Maryland.

R. BLAKESLEE GABLE Age: 48 Director Since: 2018

Chief Executive Officer of Barron Collier Companies, a fourth-generation private investment, agriculture, and land development company based in Naples, Florida. Mr. Gable joined Barron Collier Companies in 1999. Mr. Gable was recommended to our Board by Mr. Wold.

Mr. Gable is a graduate of Tulane University with a B.A. in History. Prior to becoming CEO of Barron Collier Companies, he served in various leadership roles, including project manager during the establishment of the new hometown, Ave Maria, Florida; and vice president of mineral management and real estate. Mr. Gable now oversees a team of 175 employees, 1.3 million square feet of commercial properties, private land holdings of more than 80,000 acres, and one of South Florida’s largest citrus operations. For five years after having received his undergraduate degree, Mr. Gable was Legislative Director of United States Representative Ed Pastor (AZ) in Washington, D.C. Upon moving back to Florida, he received a Master’s degree in Business Administration from the Executive MBA program of Florida Gulf Coast University. Mr. Gable currently serves as Chairperson of the Florida Gulf Coast University Board of Trustees. He has also served on the Board of Enterprise Florida, a Trustee of the area YMCA, a Director of The Immokalee Foundation. Mr. Gable is a member of the Audit and Governance Committees.

CHRISTOPHER W. HAGA Age: 51 Director Since: 2017

Partner and Head of Strategic Investments with Carlson Capital, L.P., an alternative asset management firm that currently manages approximately $8.15 billion in assets, including hedge funds, separately managed accounts and collateralized loan obligations. Mr. Haga joined Carlson in 2003.

Mr. Haga is a graduate of the University of North Carolina at Chapel Hill with a B.S. in Business Administration, and also received an M.B.A. from the Darden School at the University of Virginia. Mr. Haga has over 25 years of experience in finance and investments, including fifteen years of managing risk in traded credit and private debt and equity. Mr. Haga has served on a number of public and private company boards, including as chairman of the board of directors for Barbican Group Holdings Limited, a Lloyd’s-based reinsurance group, as well as on the boards of SWK Holdings Corporation (OTC: SWKH) and BRS Resources Ltd. (CSE: BRS.V), both of which are public companies. Prior to his tenure at Carlson, he spent five years in London with Lehman Brothers, primarily in the structured finance department. He has also been an investment banker or principal investor at RBC Capital Markets, Stephens & Co. and Alex. Brown & Sons. Mr. Haga is a member of the Audit and Governance Committees.

HOWARD C. SERKIN Age: 74 Director Since: 2011

Chairman of Heritage Capital Group, Inc., an investment banking firm, since 1996.

Mr. Serkin graduated from the Georgia Institute of Technology. He also earned his M.S. in engineering and received his M.B.A. in finance from Harvard Business School. Mr. Serkin brings extensive finance and industry experience to the Board. He has served as Chairman of Heritage Capital Group, Inc., a regional investment banking firm, since 1996, and as a principal with Business Valuation, Inc., which provides financial consulting and valuation services, since 1994. He has worked as an investment banker for twenty years. Prior to that, he served in various senior management positions with The Charter Company, a NYSE-listed conglomerate with revenues in excess of $5 billion and operations in insurance, energy and communications. Mr. Serkin also served as an Executive Vice President of Koger Properties, a NYSE-listed developer, owner, and manager of over 13 million square feet of suburban office buildings and parks located throughout the southeast. He has also assisted in the reorganization and successful emergence from bankruptcy of three different companies. Mr. Serkin is a member of the Governance Committee and is chairman of the Audit Committee.

CASEY R. WOLD Age: 61 Director Since: 2017

Founder, Managing Partner and Chief Executive Officer of Vanderbilt Office Properties, a real estate investment manager, since 2014.

Mr. Wold received his Bachelor of Science degree in Finance from the University of Illinois and a M.S. in Real Estate from Southern Methodist University. From 2004 to 2014, Mr. Wold served as Senior Managing Director at Tishman Speyer. Prior to that, Mr. Wold served as President of TrizecHahn Office Properties. Mr. Wold served as Chief Investment Officer and Chief Operating Officer of Trizec Office Properties when the U.S. subsidiary went public as a real estate investment trust (REIT) in 2002. Mr. Wold has served on the boards of Trizec Office Properties and Captivate Networks, Inc. Mr. Wold is a member of the Compensation Committee and the Governance Committee.

There are no family relationships among our directors or executive officers.

DIRECTOR COMPENSATION FOR 2018

The following table shows the annual compensation paid to non-employee directors for services performed in 2018:

NAME	Fees Earned or Paid in Cash	All Other Compensation(1)	Total ($)
John J. Allen	$17,907	$0	$17,907
George R. Brokaw(2)	$18,165	$0	$18,165
Laura M. Franklin(2)	$131,889	$0	$131,889
R. Blakeslee Gable(2)	$10,710	$0	$10,710
Christopher R. Haga(2)	$72,344	$0	$72,344
William L. Olivari	$78,000	$0	$78,000
Howard C. Serkin(2)	$82,381	$0	$82,381
Thomas P. Warlow, III	$64,000	$0	$64,000
Casey R. Wold(2)	$64,898	$0	$64,898
Total 2018 Director Compensation	$540,294	$0	$540,294

(1)

We pay or reimburse directors for reasonable expenses incurred in attending Board or Committee meetings, such as automobile mileage or airfare, which amounts are not included as fees or other compensation. We did not provide any perquisites to our directors above the reporting threshold.

(2)

For 2018, Ms. Franklin and Messrs. Brokaw, Gable, Haga, Serkin and Wold elected to receive their board and committee meeting fees, and their annual $40,000 retainer payment, in common stock of the Company, which resulted in such directors being awarded the following share amounts in lieu of cash: Ms. Franklin: 1,137; Mr. Brokaw: 346; Mr. Gable: 204; Mr. Haga: 1,232; Mr. Serkin: 1,387; Mr. Wold: 1,094. See below under “Stock Compensation” for the methodology used to calculate the number of shares of common stock awarded to each director.

Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors.

The Compensation Committee, with assistance from its independent compensation consultant, Korn Ferry (US) ("Korn Ferry"), oversees director compensation and reviews the appropriateness of our non-employee directors’ cash compensation on an annual basis. In the fall of 2017, Korn Ferry prepared a comprehensive benchmarking of our non-employee director compensation program against the compensation programs provided by our peer companies, and reviewed this benchmarking in detail with the Compensation Committee.

Under our non-employee director cash compensation program, non-employee members of our Board earn cash retainer fees quarterly in arrears. Upon review and discussion of the benchmarking of our non-employee director compensation program with assistance from Korn Ferry, in January 2018, our Compensation Committee approved the cash compensation detailed below.

Each non-employee director earned an annual retainer of $40,000 (prorated for partial-year terms, as applicable), as compensation for service as a director, plus $1,500 for each board meeting attended in person. In addition, Ms. Franklin earned an additional retainer of $65,000 for her service as Chairman of the Board. The Chairmen of the Compensation and Governance Committees, and the Chairman of the Audit Committee, earned $2,000 and $4,000, respectively, for each committee meeting attended in person. Non-chairman members of the Compensation Committee and the Governance Committee earned $1,000 for each committee meeting attended in person, and Audit Committee non-chairman members earned $2,000 for each committee meeting attended in person. For Board and committee meetings via conference call, each director or committee member earned $1,000 and the Chairmen earned $1,500. As an employee of the Company, Mr. Albright, our President and Chief Executive Officer (“CEO”), did not receive any compensation for serving as a director and is not a member of any committee of the Board. All retainers and meeting fees are paid quarterly in arrears.

In February 2019, the Board adopted the Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which memorialized the director cash compensation fee schedule described above, a copy of which is available in the Investor Relations section of our website (www.ctlc.com). The Compensation Committee will review the Director Compensation Policy annually with the assistance of its independent compensation consultant and recommend for Board approval any changes it deems appropriate.

Stock Compensation

For 2018, each non-employee director had the option to receive his or her annual retainer in shares of Company common stock rather than cash. Ms. Franklin and Messrs. Brokaw, Gable, Haga, Serkin and Wold made this election for 2018. The number of shares awarded to the directors making such election was calculated by dividing (i) the sum of (A) the amount of the quarterly retainer payment due to such director plus (B) meeting fees earned by such director during the quarter, by (ii) the closing price of the Company’s common stock on the last business day of the quarter for which such payment applied, rounded down to the nearest whole number of shares.

Korn Ferry’s comprehensive benchmarking of non-employee director compensation included an assessment of equity awards offered by our peer companies, which was reviewed in detail with the Compensation Committee. In February 2019, our Compensation Committee recommended, and the Board approved, the inclusion of an annual award of the Company’s common stock valued at $20,000 (the “Annual Award”) in the Director Compensation Policy. Under the Director Compensation Policy, commencing in 2019, each non-employee director serving as of the beginning of each calendar year shall receive the Annual Award. The number of shares awarded will be calculated based on the trailing 20-day average price of the Company’s common stock as of the date two business days prior to the date of the award, rounded down to the nearest whole number of shares. In accordance with the Company’s stock ownership guidelines, shares constituting the Annual Award may not be sold or otherwise disposed of for the duration of such non-employee director’s service as a member of the Board.

Director Stock Ownership Guidelines

To further align the interests of our directors with shareholders, the Board has adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of our common stock equal in value to five times the non-employee directors’ annual cash retainer (i.e., $200,000). New directors are expected to meet the standards set forth in the guidelines within five years after the date of his or her election to the Board. Compliance is measured on the first trading day of each calendar year. A copy of our stock ownership guidelines is available in the Investor Relations section of our website (www.ctlc.com).

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance Principles

Our Board is committed to responsible and effective corporate governance, and regularly monitors developments in the area of corporate governance. Our Corporate Governance Principles compile governance policies and procedures described in our governing documents, various charters and policies, and memorialize other policies and principles that we follow. The Corporate Governance Principles discuss Board responsibilities, organization, composition, and qualifications, address director compensation, and set forth guidance regarding the evaluation of our CEO and succession planning, among other matters. The Governance Committee is responsible for reviewing the Corporate Governance Principles annually. A copy of our Corporate Governance Principles is available in the Investor Relations section of our website (www.ctlc.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Independent Directors

The listing standards of the NYSE American stock exchange (“NYSE American”) require that we have a Board of Directors with at least a majority of independent directors. The Board annually determines the independence of our directors based on these listing standards. No director is considered independent unless our Board has affirmatively determined that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. Generally, a director is not considered independent if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with us, our external or internal auditors, or other companies that do business with us.

Our Board has determined that the following directors, who constituted a majority of the members of our Board of Directors, were independent as of December 31, 2018, pursuant to Section 803 of the NYSE American Company Guide:

● George R. Brokaw ● R. Blakeslee Gable ● William L. Olivari ● Howard C. Serkin	● Laura M. Franklin ● Christopher W. Haga ● Thomas P. Warlow, III ● Casey R. Wold

When evaluating whether Mr. Brokaw was independent as of December 31, 2018, pursuant to Section 803 of the NYSE American Company Guide, our Board considered the impact of the Brokaw Consulting Agreement (as such term is defined below). During the second quarter of 2018, the Company entered into a transaction (the “Mitigation Bank Transaction”) which consisted of the sale to an unaffiliated third party of an approximately 70% interest in an entity (the “Venture”) that holds approximately 2,492 acres of land that has been permitted for the creation of a wetlands mitigation bank. The Company retained an approximately 30% non-controlling interest in the Venture. In connection with the Mitigation Bank Transaction, the Venture and Mr. Brokaw entered into an agreement dated as of June 7, 2018 (the “Brokaw Consulting Agreement”), whereby Mr. Brokaw provides certain consulting services to the Venture, in exchange for which the Venture makes certain payments to Mr. Brokaw. As of December 31, 2018, the total amount paid to Mr. Brokaw under the Brokaw Consulting Agreement was $56,667, and the total amount of future payments thereunder is expected to be approximately $143,333. Mr. Brokaw will continue to provide services to the Venture under the Brokaw Consulting Agreement through the second quarter of 2020, unless terminated earlier by the Venture. Other than the Brokaw Consulting Agreement, there are and have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Ms. Franklin and Messrs. Albright, Brokaw, Gable, Haga, Serkin and Wold.

Our independent directors hold an executive session either prior to or following each regularly-scheduled quarterly Board of Directors meeting (and as necessary at other Board meetings), separate from management and any other non-independent directors. Ms. Franklin, as chairman of the Board, leads these executive sessions.

Director Attendance at Meetings

During 2018, our Board of Directors held four regularly-scheduled in person meetings, plus nine additional telephonic meetings. All of the current members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during 2018.

Our policy is to encourage members of the Board of Directors to attend the annual meeting of shareholders. All directors then serving on the Board other than Mr. Allen attended the 2018 Annual Meeting.

Audit Committee

The Board has established an Audit Committee. In 2018, the Audit Committee held four regularly-scheduled in-person meetings plus one telephonic meeting. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, our system of internal control over financial reporting established by management and the Board, and our auditing, accounting and financial reporting processes generally. Grant Thornton LLP, our independent auditor for our fiscal year ended December 31, 2018, reported directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board of Directors. The current charter of the Audit Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Serkin has been the Chairman of the Audit Committee since July 20, 2016, and Messrs. Brokaw, Gable, Haga, and Olivari are members of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are independent under the listing standards of NYSE American and Rule 10A-3 promulgated under the Exchange Act. All Audit Committee members possess the level of financial literacy required by the listing standards of NYSE American. Mr. Serkin, as Chairman of the Audit Committee, along with Messrs. Brokaw and Olivari, meet the current standard of requisite financial management expertise as required by NYSE American and are “audit committee financial experts” as defined by rules adopted by the SEC.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee. Any person who has a concern or complaint regarding such matters may notify the Audit Committee by sending an e-mail to hcapgroup@aol.com or by submitting the complaint by certified return receipt letter to Howard C. Serkin, Audit Committee Chairman, 4417 Beach Blvd., Suite 302, Jacksonville, FL 32207.

Compensation Committee

The Board has established a Compensation Committee. In 2018, the Compensation Committee held three in-person meetings and three telephonic meetings. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our Board members, our CEO and other officers and key employees, reviews and discusses with management our “Compensation Discussion and Analysis” set forth below, and administers the Company’s Second Amended and Restated 2010 Equity Incentive Plan (the “Equity Incentive Plan”) and the 2017

Executive Annual Cash Incentive Plan (the “Annual Incentive Plan”). The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the named executive officers. The full Board of Directors (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of Mr. Albright, our President and CEO. Mr. Albright provides annual recommendations regarding the compensation of the other named executive officers and all other officers and managers.

In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant.

The Compensation Committee acts under a written charter adopted by the Board of Directors. The current charter of the Compensation Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Warlow has been the Chairman of the Compensation Committee since July 20, 2016, and Messrs. Brokaw, Olivari and Wold are members of the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee are independent under the listing standards of NYSE American.

Governance Committee

The Board has established a Governance Committee. In 2018, the Governance Committee held three in-person meetings and two telephonic meetings. The Governance Committee was formed to perform the functions of a nominating committee and as such recommends to the Board individuals who are qualified to become members of the Board. The Governance Committee uses criteria developed by the Governance Committee and approved by the Board to recommend nominees for the election of directors at the annual meeting of shareholders or when vacancies otherwise occur.

The Governance Committee operates under a formal charter that governs its duties and standards of performance. The current charter of the Governance Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Olivari has been the Chairman of the Governance Committee since May 5, 2017, and Messrs. Gable, Haga, Serkin and Wold are members of the Governance Committee. The Board of Directors has determined that all members of the Governance Committee are independent under the listing standards of NYSE American.

Consideration of Director Nominees

The Governance Committee will consider recommendations from shareholders of candidates for membership on the Board of Directors. To recommend a candidate to the Governance Committee, shareholders should submit recommendations in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder: (a) the name and address, including telephone number, of the recommending shareholder; (b) the number of Company shares of our capital stock owned by the recommending shareholder and the time period for which such shares have been held; (c) if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held (alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held); and (d) a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

In addition, a nominating recommendation must be accompanied by the following information concerning the proposed nominee: (a) the name, business address, and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class or series and number of shares of our capital stock or other securities, if any, which are owned beneficially and of record by the proposed nominee; and (d) any other information regarding the proposed nominee that would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, had the proposed nominee been nominated by the Board of Directors. The nominating recommendation must also describe all relationships between the proposed nominee, his immediate family, and the recommending shareholder, including management of any corporate shareholder, and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Governance Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to our governance. The statement should include whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Governance Committee (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose) and, if nominated and elected, to serve as a director. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group. Director candidates recommended by shareholders in accordance with these procedures will be evaluated and considered by the Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders wishing to directly nominate a director at our annual meeting of shareholders are discussed under “Shareholder Proposals and Director Candidate Nominations” on page 55 of this proxy statement.

The Governance Committee has established specific, minimum qualifications that must be met by a Governance Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of NYSE American. In addition, a nominee should demonstrate high ethical standards and integrity and be accountable for boardroom decisions (no individual will be nominated to be a director of the Company where the Governance Committee has determined that the individual has demonstrated a lack of ethical standards, as evidenced by a material violation of applicable law, regulations, stock exchange listing standards or the Company’s Code of Business Conduct and Ethics); should have the ability to provide thoughtful counsel on a broad range of issues; should be financially literate; should be willing to listen and be open to the consideration of other opinions, as well as have the ability to effectively communicate his or her own ideas; should be committed to our achievement of exceptional performance standards to benefit our customers, shareholders, employees, and communities; and should have the ability to commit sufficient time and attention to our activities.

Prior to identifying and evaluating nominees for director, the Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Governance Committee considers potential candidates for director, which may come to the Governance Committee’s attention through current Board members, shareholders, professional search firms, or other persons. In addition to the specific minimum qualifications described above, the Governance Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and “best practices;” relevant knowledge specific to the industries in which we operate; ability and willingness to motivate and require high performance by management; capability of questioning, approving, and monitoring our strategic plans, and providing insight and directional focus; a knowledge of the geographic area in which we operate and local and state business, political, and governmental contacts which would be beneficial to us; and experience on the boards of other public companies. The Governance Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the annual meeting of shareholders.

The Governance Committee believes that its criteria and desired qualities and skills lead to nominees with a broad diversity of experience, skills, and backgrounds. The Governance Committee does not assign specific weights to its criteria and no specific quality or skill is applicable to all prospective nominees. While we do not have a formal policy on diversity, the Governance Committee assesses its effectiveness in accounting for diversity, along with the other factors taken into account to identify director nominees, when it annually evaluates the performance of the Board and each director and periodically reviews the Company’s corporate governance guidelines.

Majority and Plurality Voting for Directors

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. Under a majority voting standard, a director nominee will be elected if the number of shares voted “FOR” a director nominee exceeds the number of votes cast “AGAINST” that director nominee.

If an incumbent director nominee does not receive a greater number of “FOR” votes than “AGAINST” votes, he or she must promptly tender his or her resignation to the Board following certification of the vote, which resignation would be effective upon acceptance by the Board. The Governance Committee would consider the resignation offer and recommend to our Board the action to be taken. The Governance Committee and the Board would be entitled to consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board would take action with regard to any such resignations within 90 days following certification of the vote, unless such action would cause us to fail to comply with any applicable stock exchange listing requirement or any rule or regulation promulgated under the Exchange Act, in which event our Board would take action as promptly as practicable while continuing to meet such requirement, rule, or regulation. Our Board also would promptly disclose publicly its decision and the reasons therefor. If our Board elected not to accept any such resignation, the director would continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor were to be duly elected and qualified, or until his or her prior resignation, death, or removal. If our Board were to accept such resignation, then our Board, in its sole discretion, would have the ability to fill any resulting vacancy.

The election of directors at the Annual Meeting is an uncontested election and therefore the majority voting standard applies.

Codes of Ethics

We have adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee. We will provide a copy of our Code of Ethics for Principal Executive Officers and Senior Financial Officers to any person upon request and without charge. Any such request should be made in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

We have also adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code. A copy of our Code of Business Conduct and Ethics is available in the Investor Relations section of our website (www.ctlc.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Any amendment to, or waiver from, our Code of Ethics for Principal Executive Officers and Senior Financial Officers or our Code of Business Conduct and Ethics that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

Communication with the Board of Directors

Shareholders and other individuals may communicate with the Board of Directors or one or more individual directors by writing to the Board of Directors or such director(s), c/o Corporate Secretary, Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Policies and Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy and Procedures establishing guidelines with respect to the review, approval, and ratification of Related Party Transactions. The policy applies to any transaction in which we are a participant, any related party has a direct or indirect interest and the amount involved exceeds or has the potential to exceed $120,000. The Audit Committee will review the material facts of all related party transactions that require approval and either approve or disapprove of our entry into the transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Board Leadership Structure

We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director. The Board believes that this is the most appropriate leadership structure for the Company, because having the Board operate under the leadership and direction of someone independent from management provides the Board with the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our CEO to focus his time on running our day-to-day business. The Chairman is appointed by the non-management directors annually. Ms. Franklin, an independent director, currently serves as the Chairman of the Board. Mr. Serkin, who is also an independent director, currently serves as the Vice Chairman of the Board and may fulfill the responsibilities of the Chairman in her absence.

Board Role in Risk Oversight

The Board has an active role in overseeing risk management. The Board regularly reviews information regarding our financial position, results of operations, liquidity, and cash flows, as well as the risks associated with each and generally with our businesses and business strategy. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee inquires of management, our internal auditor and our independent auditor about significant risks or exposures and assesses the steps management has taken to address or minimize such risks. While these committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed through committee reports about such risks.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information as of March 1, 2019, unless otherwise noted, on the beneficial ownership of the shares of our common stock by:

●	our directors;

●	our Chief Executive Officer, Chief Financial Officer, General Counsel and Senior Vice President-Investments (collectively, our “named executive officers” or “NEOs”);

●	the directors and executive officers as a group; and

●	beneficial owners of more than 5% of the outstanding shares of our common stock.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)

NAME	Restricted Stock		Options Exercisable Within 60 Days(2)	Other Shares Beneficially Owned		Percent of Class(3)
John P. Albright	34,938	(4)	60,000	83,997		3.3%
George R. Brokaw	-		-	2,822	(6)	*
Laura M. Franklin	-		-	2,741		*
R. Blakeslee Gable	-		-	949		*
Steven R. Greathouse	4,197	(5)	-	5,335		*
Christopher W. Haga	-		-	1,652	(7)	*
William L. Olivari	-		-	5,830	(8)	*
Mark E. Patten	4,219	(5)	-	31,796	(9)	*
Howard C. Serkin	-		-	6,131		*
Daniel E. Smith	3,922	(5)	10,000	9,076	(10)	*
Thomas P. Warlow, III	-		-	3,932	(11)	*
Casey R. Wold	-		-	1,986		*
Directors and executive officers as a group (12 persons)	47,276		70,000	156,247	(12)	5.0%
5% Shareholders:
Wintergreen Advisers, LLC(13)	-		-	1,553,075		28.7%
BlackRock, Inc.(14)	-		-	339,866		6.3%
Dimensional Fund Advisors LP(15)	-		-	279,684		5.2%

*	Less than 1% individually
(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)

Represents shares that may be acquired through stock options exercisable through April 30, 2019, comprised of (i) Mr. Albright’s February 9, 2015 award of 20,000 shares; (ii) Mr. Albright’s February 26, 2016 award of 40,000 shares; and (iii) Mr. Smith’s October 22, 2014 award of 10,000 shares.

(3)

Based on 5,409,295 shares of common stock issued and outstanding as of March 1, 2019. The calculation in this column assumes that (i) all options owned by the named individual and exercisable within 60 days are exercised and (ii) none of the options owned by other named individuals are exercised.

(4)

Represents the following restricted stock grants: (i) remaining shares of restricted stock awarded to Mr. Albright as part of year-end 2016 and 2017 compensation; (ii) restricted stock awarded to Mr. Albright as part of year-end 2018 compensation; (iii) restricted stock awarded to Mr. Albright in connection with the amendment to his employment agreement on May 20,

2015; and (iv) restricted stock awarded to Mr. Albright on February 26, 2016. Mr. Albright has the right to direct the voting of these shares of restricted stock.
(5)

Represents the following restricted stock grants to each of the indicated employees of the Company: (i) remaining shares of restricted stock awarded as part of year-end 2016 and 2017 compensation; and (ii) restricted stock awarded as part of year-end 2018 compensation. Each of the indicated employees has the right to direct the voting of these shares of restricted stock.

(6)	Includes 1,000 shares held by the Babette Brokaw Revocable Trust, with respect to which Mr. Brokaw is both a beneficiary and a trustee.
(7)

Mr. Haga is a partner and serves as Head of Strategic Investments at Carlson Capital, L.P. Carlson Capital may be deemed to beneficially own 162,617 shares. Mr. Haga disclaims beneficial ownership of these shares.

(8)	Includes 5,200 shares over which Mr. Olivari shares voting and investment power with his spouse.
(9)	Includes 30,296 shares over which Mr. Patten shares voting and investment power with his spouse.
(10)	Includes 9,076 shares over which Mr. Smith shares voting and investment power with his spouse.
(11)	Includes 1,000 shares over which Mr. Warlow shares voting and investment power with his spouse.
(12)	Includes 46,677 shares regarding which directors and executive officers share voting and investment power with others.
(13)

The amount shown is derived from a Schedule 13D/A filed by Wintergreen on November 29, 2017, reporting beneficial ownership as of November 24, 2017. According to the Schedule 13D/A, Wintergreen Fund, Inc. beneficially owns 1,232,334 shares, Wintergreen Partners Fund, LP, beneficially owns 294,100 shares, and Wintergreen Partners Offshore Master Fund, Ltd. beneficially owns 26,641 shares (collectively, the “WG Fund Entities”). Wintergreen, as sole investment manager of the WG Fund Entities, may be deemed to beneficially own the 1,553,075 shares beneficially owned by such entities. Wintergreen has shared voting and dispositive power with respect to these 1,553,075 shares. The business address for Wintergreen and the WG Fund Entities is 500 International Drive, Suite 275, Mount Olive, NJ 07828. Information regarding the business address for Wintergreen and the WG Fund Entities is derived from a Form 13F filled by Wintergreen on February 14, 2019, and from Wintergreen’s shareholder proposal delivered to the Company on November 9, 2018.

(14)

The amount shown and the following information is derived from a Schedule 13G filed on February 4, 2019, by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G, BlackRock has sole voting power over 332,555 shares and sole dispositive power over 339,866 shares. The business address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(15)

The amount shown and the following information is derived from a Schedule 13G filed on February 8, 2019, by Dimensional Fund Advisors LP (“Dimensional”), reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G, Dimensional has sole voting power over 263,800 shares and sole dispositive power over 279,684 shares. The business address for Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides an overview and analysis of the material elements of our compensation program and policies during the 2018 fiscal year for the following individuals, our NEOs.

●	John P. Albright, age 53, our President and CEO;

●	Mark E. Patten, age 55, our Senior Vice President and Chief Financial Officer (“CFO”);

●	Steven R. Greathouse, age 41, our Senior Vice President-Investments (“SVP-Investments”); and

●	Daniel E. Smith, age 53, our Senior Vice President, General Counsel and Corporate Secretary (“General Counsel”).

Following this section is a series of tables containing specific information pertaining to the compensation earned in 2018 by our NEOs. The discussion below is intended to put the information contained in the tables into context with our overall compensation program.

Executive Summary

Company Performance. The Company’s performance in 2018 was strong. We continued to successfully execute our strategic business plan of monetizing our Daytona Beach land portfolio and redeploying the proceeds into diverse, high-quality income-producing real estate investments in a tax-efficient manner. Highlights for the year include the following:

●	Land and subsurface transaction closings of $59.0 million;

●	New potential land transactions contracts representing proceeds of $30.9 million added to the transaction pipeline; total pipeline of more than $103 million as of February 27, 2019;

●	Investment transactions of $109.8 million at an average cap rate of 6.3%;

●	Total NOI (excluding land and subsurface sales) of $32.7 million; and

●	Earnings per share of $6.76.

Shareholder Outreach. In last year’s proxy statement, we stated our intention to conduct a robust shareholder outreach program in 2018 to assess shareholders’ satisfaction with the Company’s current executive compensation practices, and to solicit feedback to potentially enhance such practices and better link pay and performance. We completed the outreach program in the fall of 2018, the results of which are described below in the Shareholder Outreach Findings section.

Executive Compensation. The Board of Directors and Compensation Committee continued the implementation of our redesigned executive compensation practices, including the following actions:

●

We adhered to our stated disciplined approach that includes more modest annual equity awards, benchmarking total compensation against a well-constructed peer group, and an appropriate pay mix emphasizing incentive “at risk” compensation using rigorous pre-set goals that are objective and measurable.

●

We made adjustments to our peer group for 2019 in response to (i) M&A activity at one of our larger peer companies and (ii) deteriorating operations/asset bases and management instability at two of our smaller peer companies.

●

We determined payouts under the Annual Incentive Plan for performance in 2018, and also established the metrics, weighting and goals for fiscal year 2019. We note that as a result of last year’s strong performance, payout for 2018 under the Annual Incentive Plan was, in the aggregate, slightly above the “target” level for all objective metrics.

●	We set 2019 target compensation for our NEOs, including adjustments to base salary and establishing award opportunities under the Annual Incentive Plan and long-term equity incentives.

●

We enhanced our Stock Ownership Guidelines to add a requirement that NEOs retain at least 50% (net of taxes and exercise price) of the shares received through incentive equity compensation, and to increase the minimum share ownership requirement for NEOs other than the CEO.

●	We engaged Korn Ferry to continue to serve as the Company’s independent compensation consultant.

Shareholder Outreach Findings

Building on the shareholder outreach conducted in late 2016 and the subsequent re-design of our executive compensation program in early 2017 (as described in last year’s proxy statement), during the summer and fall of 2018, we again conducted a robust shareholder outreach program wherein we contacted our 20 largest shareholders, which collectively hold 72% of our outstanding shares, inviting them to provide feedback regarding the Company’s executive compensation practices. Ten of the shareholders we contacted either did not respond or declined to participate, with several of them specifically stating that they did not view the Company’s executive compensation practices as an area of concern meriting a meeting or discussion. The ten shareholders with whom we were able to meet provided diverse feedback, the majority of which was overwhelmingly positive. Items for the Compensation Committee to consider included the following:

●	Whether relative total shareholder return (“TSR”) is the appropriate metric to assess long-term performance, or if another metric should supplement or replace relative TSR.

●

The peer group selection process, including whether a well-balanced peer group for compensation benchmarking purposes could be constructed that would also appropriately measure the Company’s performance relative to its real estate industry peers.

●	If the metrics currently utilized for the Annual Incentive Plan need to be supplemented or modified, given the Company’s progress in executing its strategic business plan.

●

If the Company’s stock ownership guidelines applicable to the NEOs should be enhanced to require retention of newly-vesting equity awards regardless of the applicable NEO’s prior compliance with the required minimum share ownership.

●

Whether the disclosure in this Compensation Discussion and Analysis section could be enhanced to better communicate the link between execution of the Company’s strategic plan and executive compensation.

The Compensation Committee reviewed in detail all of the feedback received and had multiple meetings with its independent compensation consultant to discuss the feedback received and determine what suggestions, if any, should be implemented, and the timing and manner of such implementation. Based on the advice received from its consultant, the Compensation Committee reached the following conclusions:

●	The Company’s Stock Ownership Guidelines would be revised to require that NEOs would be required to retain, through their career with the Company, 50% of the equity incentive award shares vesting in 2019 and thereafter. The retention requirement would apply to the value of shares net of any option exercise price and the value of shares tendered to pay required income tax withholdings and other payroll taxes.

●	The Company’s Stock Ownership Guidelines would be revised to increase the minimum ownership requirement for NEOs other than the CEO from 1,000 shares to two times the NEOs’ annual base salary.

●

Relative TSR continues to be the most appropriate metric to assess senior management’s long-term performance, and thus will continue to be utilized for the Company’s performance-based long-term incentive equity compensation.

●

While the metrics utilized for the Annual Incentive Plan will remain unchanged for 2019, the Company is nearing the conclusion of its strategic business plan to monetize its Daytona Beach land holdings, and as a result the Compensation Committee anticipates changes to the annual metrics for 2020.

●

The Compensation Committee believes it has constructed a well-balanced peer group, of appropriately-sized real estate companies, which is suitable for both benchmarking executive compensation and measuring long-term performance. The Committee will continually monitor the peer companies for inclusion in the peer group in future years.

●

The Compensation Discussion and Analysis section has been shortened and the Chairman introductory letter has been added to the proxy statement in an effort to more effectively communicate what the Board believes is a superior compensation program which successfully links executive pay with Company performance.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executive officers by aligning their interests with those of our shareholders. This program is structured to motivate executive officers to achieve performance goals established by the Board and to create long-term allegiance to the Company’s shareholders.

The executive compensation program rewards executive officers for achievement of annual and long-term goals, based on their individual performance and their contribution to the overall performance of the Company. It is intended to balance annual performance incentives through salary and annual cash incentives with rewards for long-term performance through an equity incentive plan. In prior years, the equity incentive plan utilized primarily stock option awards, awards of time-based restricted stock awards (restricted stock that vests over time), and sometimes included performance-based restricted stock awards (restricted stock that vests upon the satisfaction of certain performance criteria, such as stock price appreciation). As discussed in last year’s proxy statement, in 2017 we began using primarily time-based restricted stock and performance shares that vest over three years for long-term incentive compensation.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the CEO. While the Compensation Committee reviews the total compensation paid to each of the NEOs, it considers each element of our executive compensation program to be separate and distinct. We have not adopted any formal or informal policy for allocating executive compensation between annual and long-term or between cash and non-cash. The Compensation Committee has historically made these allocation decisions each year based on the performance goals and objectives achieved for that year.

The full Board of Directors (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of our CEO. Mr. Albright also provides an annual evaluation to the Compensation Committee regarding the performance of our other NEOs and a recommendation on compensation for them and for all other officers and managers. In addition, certain members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Mr. Albright attends meetings (or portions thereof) at the Compensation Committee’s request, and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, Mr. Albright plays no role in setting his own compensation. Also, at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management, generally at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee may from time-to-time, in its sole discretion, retain or seek advice from compensation consultants, independent counsel, and other advisors, and is directly responsible for determining the compensation of, and overseeing, such advisors. As noted above, the Compensation Committee has engaged independent consultants in the past to review our compensation practices and plans, and most recently engaged Korn Ferry to assist in this review. The Compensation Committee determined that the engagement of Korn Ferry does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following:

●	Korn Ferry does not provide any other services to the Company;

●	Korn Ferry received no fees from the Company in 2017 or 2018 other than in connection with the engagement by the Compensation Committee;

●	Korn Ferry maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

●	None of the Korn Ferry team assigned to the Company had any business or personal relationship with members of the Compensation Committee outside of the engagement;

●	None of the Korn Ferry team assigned to the Company had any business or personal relationship with any of our NEOs outside of the engagement; and

●	None of the Korn Ferry team assigned to the Company owned any of our common stock.

The scope of Korn Ferry’s engagement for 2018 was to advise the Compensation Committee on matters related to the compensation of our executive officers, including the implementation of our enhanced compensation practices, and compensation of our independent directors. In 2018, Korn Ferry supported the Compensation Committee by (i) attending Compensation Committee meetings, (ii) providing advice on the continuing implementation of our enhanced compensation practices, (iii) preparing and presenting analyses on compensation levels, including competitive assessments of the Company’s practices and policies and (iv) assisting the Company in preparing compensation-related materials and disclosure as requested by the Company.

Competitive Considerations (Peer Group)

Starting in 2017, in connection with the redesign of our executive compensation practices, and based on advice from Korn Ferry, we implemented the practice of formally benchmarking executive compensation. The benchmarking data assists the Compensation Committee in comparing overall compensation practices against a broad mix of companies to ensure that our compensation practices are reasonable in light of both industry trends and the size of the Company. The Compensation Committee views the compensation practices of our peer companies as a useful reference point when structuring each component of compensation and total remuneration overall. While references are made to the median of our peer group, the Compensation Committee does not target the median, average or any specific percentile of the peer group.

With the assistance of Korn Ferry, last year the Compensation Committee established a peer group of 14 companies, including a mix of companies selected on a holistic basis to provide better alignment with the Company’s size (taking into consideration revenues, assets and market capitalization), sector (including companies with diversified real estate activities), and executive talent. Based on Korn Ferry’s advice, the Compensation Committee identified the companies listed below as an appropriate peer group:

2018 PEER GROUP

● Agree Realty Corporation ● Cedar Realty Trust Inc. ● Farmland Partners Inc. (“FPI”) ● Four Corners Property Trust ● Getty Realty Corp. ● HomeFed Corporation (“HOFD”) ● Lexington Realty Trust	● One Liberty Properties Inc. ● St. Joe Company, The ● Stratus Properties Inc. ● Tejon Ranch Co. ● Urstadt Biddle Properties Inc. ● Wheeler Real Estate Investment Trust Inc. (“WHLR”) ● Whitestone REIT

As part of our current compensation practices, each year the Compensation Committee, with the assistance of Korn Ferry, undertakes a thorough review of the current peer group to determine whether any modifications are appropriate.

During 2018, the Company made significant progress in the execution of its strategic business plan, primarily in terms of closing land sale transactions and expanding its income property portfolio. As a result, the mix of the Company’s asset base continues to transition to more income property investments and less undeveloped land. In light of these considerations, after careful consideration, and based on advice from Korn Ferry, the Compensation Committee elected to remove from the peer group for 2019 FPI, HOFD and WHLR, and to replace them with Trinity Place Holdings Inc. (“TPHS”), Rexford Industrial Realty, Inc. (“REXR”) and Five Point Holdings, LLC (“FPH”). The Compensation Committee’s decision was based on multiple of factors, including the following:

●

As a result of the successful execution of the Company’s strategic business plan, the significance of our agricultural operations segment has decreased significantly over the years. At this time, FPI’s core business and asset base is not well aligned with that of the Company.

●	Recent operational challenges and C-Suite turnover at WHLR have resulted in dramatic stock price volatility, including a decrease in equity market cap to less than $8 million as of year-end 2018.

●

TPHS and FPH constitute appropriate replacement peers for FPI and WHLR, since both are comparable in size to the Company (based on trailing 12 months’ revenue and current equity market cap) and have businesses and asset bases that coincide with the Company’s better than those of FPI and WHLR.

●

In February 2019, HOFD announced that its largest shareholder intends to acquire all of HOFD’s remaining common stock, the result of which will be HOFD ceasing to exist as a separate publicly-traded company. REXR is of comparable size to HOFD and constitutes an appropriate replacement peer for HOFD. The Compensation Committee noted that a leading proxy advisory firm included REXR as a peer company in the advisory firm’s 2018 proxy analysis of the Company.

With the addition of these companies to those remaining from the 2018 Peer Group, the Compensation Committee believes this creates an enhanced peer group that is appropriate for both measuring relative TSR and benchmarking total compensation at or near the midpoint of the peer group. In terms of total revenues for the trailing 12 months available as of December 31, 2018, the Company lies roughly at the midpoint of the new peer group. The companies listed below comprise the 2019 Peer Group:

2019 PEER GROUP

● Agree Realty Corporation ● Cedar Realty Trust Inc. ● Five Point Holdings, LLC ● Four Corners Property Trust ● Getty Realty Corp. ● Lexington Realty Trust ● One Liberty Properties Inc.	● Rexford Industrial Realty, Inc. ● St. Joe Company, The ● Stratus Properties Inc. ● Tejon Ranch Co. ● Trinity Place Holdings Inc. ● Urstadt Biddle Properties Inc. ● Whitestone REIT

The salary levels and other compensation elements of our peer group are among the factors taken into consideration by the Compensation Committee when evaluating the compensation of our NEOs (without benchmarking to a specific target).

Based on Korn Ferry’s advice, the Compensation Committee utilized the 2018 Peer Group for compensation benchmarking purposes when making compensation decisions for 2018. The Compensation Committee expects to use the 2019 Peer Group when making compensation decisions for 2019.

As discussed above, the Compensation Committee recognizes that as the Company continues to execute our business plan through the monetization of our Daytona Beach land holdings and the growth of our income property portfolio, certain companies currently included in the peer group will cease to be appropriate peers. In addition, corporate or structural changes to companies currently included in the peer group could necessitate their removal. Consequently, the Compensation Committee will undertake a thorough review of the peer group annually, and expects that continued successful execution of the Company’s business plan over the next several years will likely necessitate changes to the peer group.

Executive Compensation Elements

Employment Agreements. On June 30, 2011, we entered into an employment agreement with Mr. Albright to serve as our President and CEO, effective August 1, 2011, which agreement was amended and restated on May 20, 2015. On April 16, 2012, we entered into an employment agreement with Mr. Patten to serve as our Senior Vice President and CFO. On October 22, 2014, we entered into an employment agreement with Mr. Smith to serve as our Senior Vice President, General Counsel and Corporate Secretary. On February 26, 2016, we entered into an employment agreement with Mr. Greathouse to serve as our Senior Vice President-Investments. We do not have any such agreements with any other officers or employees.

Base Salary. The Compensation Committee believes that base salaries provide our NEOs with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. The base salaries of the NEOs were set at the time of their employment and thereafter have been set annually in January after a review of the following: (i) their performance during the previous year of the normal responsibilities associated with the NEO’s job description; (ii) any additional responsibilities assumed during the previous year, or any special or non-recurring projects undertaken during the year, and the NEO’s performance with respect to such additional responsibilities or projects; and (iii) compensation information provided by Korn Ferry pertaining to our peer group of companies to benchmark each executive’s compensation, including base salary, total cash compensation, total compensation, “at risk” compensation, and overall pay mix. The Compensation Committee analyzed the total mix of available information on primarily a qualitative basis in determining base salary. For information regarding each NEO’s performance in 2018, please see below under the heading “Annual Incentive Plan.”

Based on the information and advice provided by Korn Ferry, and in an effort to achieve a desirable combination of certainty as well as “at risk” incentive and performance-based compensation, and to achieve target total compensation for our NEOs competitive with our peer group for each NEO position, certain of our NEOs’ base salaries were increased for 2019. The table below sets forth the base salaries for each of the NEOs for fiscal years 2017 through 2019.

NEO Salaries

Name	2017	% increase	2018	% increase	2019
John P. Albright	$515,000	5.8%	$545,000	0.0%	$545,000
Mark E. Patten	$236,200	8.0%	$255,000	0.0%	$255,000
Steven R. Greathouse	$218,556	10.8%	$242,250	7.2%	$259,600
Daniel E. Smith	$198,172	11.0%	$220,000	4.3%	$229,500

Annual Incentive Plan. In response to shareholder feedback resulting from our extensive outreach program in the fall of 2016, and after consultation with Korn Ferry, in February 2017, the Board adopted the Annual Incentive Plan to replace the prior annual bonus plan that was utilized by the Compensation Committee and the Board through year-end 2016. The purpose of the Annual Incentive Plan is to create a mutuality of interest between management and the Company’s shareholders through an annual cash incentive structure designed to incentivize and reward specific actions and outcomes that will contribute to and accelerate execution of the Company’s long-term strategic business plan and thereby increase long-term shareholder value. The Annual Incentive Plan provides for the utilization of pre-established metrics and measurable, objective goals for at least 80% of the target annual cash incentive amount for each NEO. During the first 90 days of each fiscal year, the Compensation Committee, with the assistance of Korn Ferry, establishes objective performance metrics that will be used to evaluate the NEOs’ performance during the coming year, and the relative weighting among the various metrics. In addition, during such 90-day period, the Compensation Committee will establish, for each metric, a “threshold,” “target” and “outperform/maximum” level of achievement (the “Goals”). The “threshold” Goal means the minimum level of achievement pertaining to that particular metric required for an award to be earned under the Annual Incentive Plan; the “target” Goal means the level of achievement pertaining to the metric required for the target award to be earned; and the “outperform/maximum” Goal means the level of achievement pertaining to the metric required for the maximum award. Linear interpolation will be used to determine amounts earned and paid based on achievement levels between the “threshold” and “target” Goals and between the “target” and “outperform/maximum” Goals.

The establishment each year of the metrics, weighting and Goals under the Annual Incentive Plan is a collaborative process between Company management and the Compensation Committee. Management initially proposes the metrics that they believe will best measure management’s performance during the coming year based on the Company’s progress in executing our strategic business plan, and how the various metrics should be weighted, along with guidance for the coming year with respect to levels of achievement anticipated or achievable with respect to those metrics. Management discusses with the Compensation Committee the proposed metrics and weighting, the guidance regarding the level of achievement with respect to each of the metrics, and the underlying assumptions with respect to the proposed guidance, both for the Company’s operations and assets specifically, and for economic conditions generally in both local markets and nationally. The

Compensation Committee reviews and evaluates the proposed metrics, weighting and guidance to ensure appropriate rigor, which evaluation includes a number of factors, including the Company’s performance during the most recent year and any pending or contemplated Company transactions for the coming year. After further discussion and modifications, if necessary, the Compensation Committee approves the metrics, weighting and guidance, and establishes the Goals (including “threshold,” “target” and “ outperform/maximum” Goals as described above) to be utilized for the year.

The metrics described below were selected for 2018 under the Annual Incentive Plan:

●

Land Transaction Activity: The Company continued to execute its strategic business plan of monetizing its undeveloped land portfolio and redeploying the proceeds into income-producing assets in a tax-efficient manner. The Board recognized that expeditiously monetizing the Company’s land portfolio at accretive pricing levels is, at this stage of the Company’s lifecycle, of paramount importance for increasing shareholder value. The feedback we receive from shareholders overwhelmingly supports this conclusion. As a result, for 2018, 40% of the potential cash incentive payout was based on land transaction activity, which was allocated 30% to actual gross proceeds from land sales that closed in 2018, and 10% to new land transaction contracts entered into in 2018. Qualifying transactions were required to be at pricing levels that were accretive based on per-parcel pricing established and approved by the Compensation Committee during the first 90 days of the year, or otherwise pursuant to a transaction approved in advance by the Board.

●

Investment Activity: As the Company executes its strategic business plan of monetizing its land portfolio and investing the proceeds in income properties, management’s effective redeployment of land sales proceeds is critical to the long-term success of the Company. In particular, as a result of the substantial land transaction proceeds achieved in 2017 and 2018, the redeployment of these proceeds took on increased importance for 2018. In addition, the Company anticipated monetizing certain income property investments in certain markets in order to continue to enhance the composition and quality of our portfolio. As a result, for 2018, 40% of the available cash incentive payout was determined based on management’s investment activity, which was allocated 35% to income property acquisitions and 5% to income property dispositions, both at cap rates approved by the Board, or transactions otherwise approved by the Board.

The following table sets forth the weighting and Goals established during the first 90 days of 2018 under the Annual Incentive Plan for the above metrics, along with the actual 2018 results achieved by management and the outcome under each of the metrics, as determined by the Compensation Committee.

	2018 GOALS			2018 RESULTS	2018 PAYOUT (0% to 150% of target)
METRIC (weighting)	THRESHOLD	TARGET	MAXIMUM
Land Transactions
Closings (30%)	$55.4M	$60.3M	$68.0M	$58.97M	89.6%
New Contracts (10%)	$6.0M	$9.0M	$16.5M	$30.86M	150.0%
Investment Activity
Acquisitions at cap rate of 5.75%-7.25% (35%)	$80M	$100M	$120M	$109.8M	124.5%
Dispositions at cap rate of 7.50% to 8.50% (5%)	$6M	$12M	$18M	$11.4M	95.2%
Qualitative (20%)	Based on individual performance as determined by the Compensation Committee				varies

We note that the Company’s achievements in 2018 with respect to “Land Transactions—New Contracts” exceeded by a wide margin the “outperform/maximum” Goal. We believe the following information is useful when considering this metric and the 2018 Goals and outcomes.

●

Predicting the number and size of new land transaction contracts to be entered into over a 12-month period is inherently speculative. The majority of the transactions added to our pipeline during 2018 were not under negotiation when the 2018 Goals were established.

●

While land transactions under contract is a key step in the process of monetizing our portfolio of undeveloped land, this metric is weighted only 10% in recognition of the fact that little to no benefit has been realized by the Company or its shareholders simply as a result of a new contract having been signed.

●

Over the last several years, senior management has consistently been involved in the local Daytona Beach and Volusia County community, advocating for policies, programs and leadership that will facilitate and promote the economic development of the area and demonstrate the value of the Company’s land holdings.

●

The Company has also benefitted from the upswing in the national economy and increased interest in Daytona Beach by real estate developers and end-users, and management was prepared to take full advantage of it.

Regarding the qualitative portion of the Annual Incentive Plan for 2018, the Compensation Committee’s determinations regarding eligibility for such portion for each of our NEOs is set forth below.

During 2018, the Company, under the leadership of Mr. Albright, attained significant achievements in key areas of the Company’s strategy and operations, particularly with respect to real estate operations and income property operations.

Real Estate Operations—2018 Highlights:

●	Closed 13 land sale transactions (including the mitigation bank transaction)

¡	approximately 2,697 acres
¡	sales proceeds of approximately $59.0 million

●	Entered into $30.9 million of additional land sales contracts to create a robust pipeline of potential future land transactions; as of February 27, 2019, the pipeline consisted of

¡	12 separate contracts
¡	more than 1,700 acres (approximately 33% of our remaining land holdings)
¡	more than $103 million in total potential proceeds

Income Property Operations—2018 Highlights:

●	Acquisition of 11 income properties

¡	aggregate purchase price of approximately $105.1 million
¡	cap rate within 2018 investment guidance
¡	located in Florida, Texas, New Mexico and Colorado (two new markets for the Company’s income properties)

●	Investment of approximately $4.7 million in the downtown Daytona Beach land assemblage/redevelopment project

●	Grand opening of the two new single-tenant self-developed restaurants on the Company’s beachfront parcel in Daytona Beach

●	Additional leasing activity for The Grove at Winter Park redevelopment project in Winter Park, Florida

●	Sale of the self-developed multi-tenant properties in Daytona Beach, Florida for $11.4 million

In addition to the achievements in these key operating segments, the Company reported earnings of $6.76 per share, a 93% increase from the earnings achieved in 2017 (excluding the effect on 2017 earnings related to the non-cash impact of the reduced federal income tax rate resulting from tax law changes made in 2017) and stock repurchases of 168,602 shares at an average price per share of approximately $58.35. In addition, Mr. Albright coordinated the completion and submission of city and state applications for Daytona Beach to be designated as an “Opportunity Zone” under the 2017 Tax Cuts and Jobs Act, with the resulting Opportunity Zone designation including approximately 200 acres of the Company’s land. He also continued to enhance the Company’s reputation and standing in the local and regional communities through his involvement in business and community events and organizations, including speaking engagements and board memberships such as his role on the board of the CEO Business Alliance and Vice Chairman of the Volusia County Beachside Redevelopment Committee. In early 2018, Mr. Albright was awarded the annual “Vision Award” by the Volusia County Association for Responsible Development, in recognition of his passion and commitment to enhancing the Volusia County and Daytona Beach area. In January 2019, the Board, upon the recommendation of the Compensation Committee, determined that Mr. Albright was eligible for 110% of the qualitative component under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Patten’s performance for 2018 with input from the Board. His increase in target total compensation was based on the Company’s overall performance, the achievement of certain of the 2018 Goals, his contributions as Chief Financial Officer, and the compensation benchmarking information available to the Compensation Committee. Mr. Patten’s key accomplishments for 2018 included the continued enhancement of shareholder outreach and financial reporting. Mr. Patten also led the Company’s amendment and expansion of the revolving credit facility, and he contributed significantly to the Company’s successful proxy contest defense at the 2018 Annual Meeting. He also continued to enhance the Company’s reputation and standing in the local and regional community through his involvement in business and community events and organizations, including as a member of the Board of the Futures Foundation for Volusia County Schools, the Board of the Peabody Auditorium Foundation, and the Civic League of the Halifax Area. In January 2019, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Patten was eligible for a portion of the qualitative component under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Greathouse’s performance for 2018 with input from the Board. His increase in base salary and target total compensation was based on the Company’s overall performance, the achievement of certain of the 2018 Goals, his contributions as SVP-Investments, and the compensation benchmarking information available to the Compensation Committee. Mr. Greathouse’s key accomplishments for 2018 included several major income property acquisitions, including the Aspen Core building in Aspen, Colorado, and the Fidelity Investments building in Albuquerque, New Mexico. He also executed the downtown Daytona Beach land assemblage/redevelopment project and the redevelopment and lease-up of The Grove at Winter Park. In January 2019, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Greathouse was eligible for a portion of the qualitative component under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Smith’s performance for 2018 with input from the Board. His increase in base salary and target total compensation was based on the Company’s overall performance, the achievement of certain of the 2018 Goals, his contributions as General Counsel and Corporate Secretary, and the compensation benchmarking information available to the Compensation

Committee. Mr. Smith’s key accomplishments for 2018 included his assistance to the Compensation Committee with respect to the implementation and administration of the Company’s enhanced executive compensation program, his significant contribution in the Company’s successful proxy contest defense at the 2018 Annual Meeting, and coordination and oversight of the Say-on-Pay shareholder outreach conducted in late 2018. In January 2019, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Smith was eligible for a portion of the qualitative component under the Annual Incentive Plan.

The table below sets forth the actual awards earned by each of the NEOs under the Annual Incentive Plan based on their achievements during 2018:

Officer	2018 Actual Award
John P. Albright	$458,679
Mark E. Patten	$135,679
Steven R. Greathouse	$135,920
Daniel E. Smith	$123,437

For 2019, the award opportunity levels under the Annual Incentive Plan, based on achieving the Goals for each metric, will be as follows:

2019 Annual Inventive Plan Payout Opportunities

Name	Base Salary	Threshold	Payout at Threshold	Target	Payout at Target	Maximum	Payout at Max.
John P. Albright	$545,000	37.5%	$204,375	75%	$408,750	112.5%	$613,125
Mark E. Patten	$255,000	25%	$63,750	50%	$127,500	75%	$191,250
Steven R. Greathouse	$259,600	25%	$64,900	50%	$129,800	75%	$194,700
Daniel E. Smith	$229,500	25%	$57,375	50%	$114,750	75%	$172,125

As indicated above, payouts can be greater than “target” when actual performance exceeds expectations; and in the event actual performance fails to achieve the “threshold” Goal, no payout will have been earned for such metric. If the level of performance falls between threshold and target, or between target and outperform/maximum, linear interpolation will be used to determine the percentage of target performance achieved. The threshold, target, and outperform/maximum Goals for each performance metric, and actual results for 2019, will be disclosed in the proxy statement for the 2020 annual meeting of shareholders as part of the discussion of 2019 compensation.

Under the Annual Incentive Plan, if a participant experiences a qualifying termination (as defined below) prior to or on December 31 of the applicable plan year, such participant will be entitled to receive a prorated annual cash incentive payment for such plan year. The prorated amount will be based on the number of days worked by the participant during the applicable plan year prior to and including the date on which the participant’s termination of employment occurs. The Annual Incentive Plan defines a “qualifying termination” as a termination of employment on or after April 1 of the applicable plan year by (a) the Company without cause or (b) the participant for good reason. “Cause” and “good reason” will have the meanings ascribed to such terms in such participant’s employment or similar agreement or, if no such agreement exists, then as defined in the Annual Incentive Plan. Any prorated annual cash bonus will be payable no later than 30 days following the participant’s termination of employment based on the “target” level of achievement.

Equity Compensation. The Second Amended and Restated Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan (the “2010 Plan”) was adopted by the Board and approved by the shareholders in 2018. Awards under the 2010 Plan are approved by the Compensation Committee. The 2010 Plan provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2010 Plan, the Compensation Committee has the discretion to determine the terms of each award. Awards under the 2010 Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and performance units. Employees of the Company and its subsidiaries and nonemployee directors may be selected by the Compensation Committee to receive awards under the 2010 Plan. Awards (other than stock options and stock appreciation rights) will be counted against the 2010 Plan maximum number of available shares in a 1.41-to-1 ratio. Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as stock options or performance-conditioned awards, the Compensation Committee believes that time-vested full value awards enhance the alignment between employees and shareholders, and serve as a competitive retention vehicle. The time-vested restricted stock granted in 2017, 2018 and 2019 vests ratably over approximately three years, provided that the holder is continuously employed with the Company through each anniversary date. The performance shares vest as described below under “New Equity Compensation Practices.” The reserved share amount under the 2010 Plan is subject to adjustments by the Compensation Committee as provided in the 2010 Plan for stock splits, stock dividends, recapitalizations, and other similar transactions or events. The 2010 Plan also contains limits on the number of shares represented by awards that any participant may receive during any one calendar year, as described more fully below.

The Board and the Compensation Committee intend that the 2010 Plan will be the primary vehicle for providing long-term compensation to and retention of its NEOs and other key managers in the near term. The table on page 43 below entitled “Outstanding Equity Awards at Fiscal Year End for 2018” describes the equity awards granted under the 2010 Plan that are currently outstanding.

New Equity Compensation Practices. In response to the feedback we received from our extensive shareholder outreach program in the fall of 2016, and after consultation with Korn Ferry, in early 2017 the Company substantially altered its practices with respect to long-term equity incentive compensation (all as described in detail in last year’s proxy statement). The long-term incentive component of our executive compensation program now employs a combination of restricted stock and performance share awards which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Restricted stock awards, which generally vest ratably over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance. Performance share awards are earned based on multi-year performance over a three-year performance cycle.

Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted, the vesting of which is based on the TSR achieved by the Company during the performance period in comparison to that of our peer group. For the awards made in 2019, the performance period is from January 1, 2019 through December 31, 2021. Between 0% and 150% of the target performance shares will be eligible to vest based on the achievement of threshold, target and outperform/maximum TSR goals relative to the TSR achieved by the specified peer group. The threshold, target and outperform/maximum TSR goals for the current performance period are the achievement of TSR during the performance period that places the Company in the 34th, 51st or 67th percentile, respectively, of the TSR achieved during the performance period by the companies in the peer group. If performance falls in between the threshold and target goals or the target and outperform/maximum goals, linear interpolation will be used to determine the percentage of target performance achieved. In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying performance shares to which they relate. In the event of a nonqualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent. For our CEO, the equity awards in January 2019 were weighted, based on grant date fair value, approximately 60% to performance shares, and 40% to restricted shares. For the other NEOs, such weighting was approximately 55% to performance shares, and 45% to restricted shares.

The use of a relative TSR metric as the vesting criteria for the performance share awards ensures alignment between shareholders and participants. It ensures that positive TSR due to macroeconomic trends does not result in inappropriately high compensation for a participant where the Company’s absolute TSR lags peers. Similarly, it has the potential to reward an executive when there is outperformance of peers, but perhaps weaker TSR on an absolute basis through no fault of the executive. In the event the Company’s TSR lags on a relative basis, it is possible no shares would vest. If the Company has strong TSR on an absolute basis and outperforms its peers over the three-year period, the participant would benefit just as the shareholders would over that period. Similarly, but distinctly, if the Company’s TSR outperforms the peer group, but absolute TSR is negative, then notwithstanding the executive’s superior performance, vesting of the performance share awards will be limited to 100% of target (i.e., no “outperform/maximum” level of vesting is available if shareholders have not profited).

The Compensation Committee believes that by adopting this practice it will serve to incentivize and reward executives for strong performance over the long-term.

The following restricted stock and performance share awards were granted to our NEOs in 2019:

2019 NEO Equity Awards

NEO	Target Number of Performance Shares Granted	Number of Shares of Restricted Stock Granted
John P. Albright	10,734	7,319
Mark E. Patten	2,740	2,283
Steven R. Greathouse	2,789	2,324
Daniel E. Smith	2,466	2,055

In setting long-term incentive plan award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance, and the market for compensation of executives of competitors and other comparable market participants (in particular the peer group benchmarking data). For 2019, in consultation with Korn Ferry and valuation experts, the Compensation Committee constructed a compensation package for our CEO that, based on target payout and vesting levels, approximates the 58th percentile for CEO compensation within our peer group.

At Risk Compensation. For 2019, 72% of our CEO’s target total compensation is “at risk,” and 51% is “performance-based” and subject to performance measures. Of the performance-based compensation, 92% is subject to pre-defined objective measures. The following illustrates our CEO’s 2019 total compensation at target level:

401(k) Plan. Employees (including the NEOs) may participate in our 401(k) Plan, a tax-qualified retirement plan maintained to provide the opportunity to provide for retirement savings through tax-advantaged employee contributions. The 401(k) Plan permits eligible employees to contribute compensation up to the maximum limit set annually by the Internal Revenue Service, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective contributions are immediately vested and non-forfeitable in the 401(k) Plan. Since January 2012, eligibility for the 401(k) Plan has required six calendar months of service in which the employee is credited with 160 hours of service in each month. The Company has adopted a “safe harbor” matching program, in which the Company matches (i) 100% of the employee’s contribution up to 3% of the employee’s compensation and (ii) 50% of the employee’s contribution up to the employee’s next 2% of compensation, for a total potential match of 4% of the employee’s compensation, subject to certain limitations imposed by the Internal Revenue Code.

Health and Welfare Benefits. We provide to each NEO and all full time employees medical, dental and vision coverage as well as long-term disability and life insurance. The Company also pays a portion of the cost to cover employees’ dependents under the medical, dental and vision plans.

Perquisites. The Company does not provide its NEOs with any perquisites or personal benefits.

Other Matters

Stock Ownership. In January 2019, we adopted new and enhanced stock ownership guidelines for our directors and executive officers. These guidelines require the following minimum ownership levels of the Company’s common stock:

(i) Directors: the greater of (A) sufficient shares such that their value equals or exceeds five times the director’s annual retainer fee and (B) 2,000 shares.

(ii) CEO: sufficient shares such that their value equals or exceeds six times his or her annual base salary.

(iii) Other executive officers: sufficient shares such that their value equals or exceeds two times his or her annual base salary.

Compliance with these ownership guidelines is measured on the first trading day of each calendar year (the “Compliance Date”), commencing on the fifth Compliance Date after the later of (a) August 8, 2016 or (b) the date such person is first elected or appointed to such position.

In addition, with respect to shares of the Company’s common stock acquired through the vesting of equity incentive awards such as restricted stock, performance shares or the exercise of a stock option (“incentive plan shares”), the recipient of such award must retain at least 50% of the incentive plan shares (net of any incentive plan shares tendered to the Company or sold to pay corresponding income tax withholding, other payroll taxes and, where applicable, the stock option exercise price).

Clawback Policy. In August 2016, we adopted an executive compensation recovery policy pursuant to which the Company will seek to recover or cancel any incentive-based compensation paid to an executive officer during the three-year period preceding the date as of which the Company is required to prepare restated financial results, in the event of our material non-compliance with financial reporting requirements of applicable securities laws, to the extent that such compensation exceeds the amount that would have been paid to the executive officer had it been based on the restated results. The Board is authorized to administer this policy consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC and the NYSE or such other national exchange on which our shares may be listed.

Anti-Pledging Policy. In August 2016, our insider trading policy covering our directors and employees was revised to prohibit pledging. Under the policy, no director, officer or employee, or any designee of such person, is permitted to purchase on margin, borrow against on margin, or pledge as collateral for a loan any Company’s securities, whether granted to such person by the Company as part of his/her compensation, or directly or indirectly acquired and held by such person.

Anti-Hedging Policy. Employees and directors, or any designee of such employee or director, are not permitted to purchase financial instruments that are designed to hedge or offset any decrease in the market value of our equity securities that have been granted to the employee or director by us as part of the employee’s or director’s compensation or that are directly or indirectly held by the employee or director.

Severance Benefits. Mr. Albright’s employment agreement provides that if his employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary, in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. Mr. Albright’s employment agreement also provides that if, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 275% of the sum of (i) his then-current base salary and (ii) his then-current annual target bonus, in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Mr. Patten’s employment agreement provides that if, after a change in control of the Company (as defined in the employment agreement, as amended), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of his then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Mr. Greathouse’s employment agreement provides that if, after a change in control of the Company (as defined in the employment agreement, as amended), Mr. Greathouse’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Greathouse voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of his then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Mr. Smith’s employment agreement provides that if, prior to October 22, 2019, his employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Smith an amount equal to 100% of his then-current base salary, in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. Mr. Smith’s employment agreement also provides that if, after a change in control of the Company (as defined in the employment agreement, as amended), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of his then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

None of our other employees has a severance agreement or an employment agreement providing severance benefits; however, all full-time employees of the Company may qualify to participate under the Company’s broad-based severance policy.

Vesting of Unexercised Stock Options, Restricted Shares and Performance Shares. All equity awards agreements entered into with our NEOs and other officers pursuant to the 2010 Plan (including the award agreements pertaining to stock options, time-based restricted shares, performance-based restricted shares and performance shares) provide that all unvested awards become vested upon the officer’s termination of employment without cause or the officer’s resignation for good reason (as such terms are defined in the executive’s employment agreement or the award agreement, as applicable), in each case, within 24-months following a change in control. Some of the award agreements with non-officers under the 2010 Plan provide that unvested time-based restricted shares become vested upon the occurrence of a change in control.

Advisory Vote to Approve Executive Compensation. We conducted an advisory vote to approve executive compensation last year at the 2018 Annual Meeting. While this vote was not binding on the Company, the Board, or the Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis to express their views regarding executive compensation. At the 2018 Annual Meeting, 52.4% of the votes (and 78.3% of the non-Wintergreen votes) cast on the advisory vote to approve the executive compensation proposal were in favor of our named executive officers’ compensation as disclosed in our proxy statement, and as a result the proposal was approved. We have determined that our shareholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our shareholders at the 2018 Annual Meeting.

Absence of Interlocks. None of the members of the Compensation Committee is or has been an executive officer of the Company and, except as disclosed herein, no director who served on the Compensation Committee during 2018 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2018.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2018:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	165,032	55.63	271,067
Equity compensation plans not approved by security holders	—	—	—
Total	165,032	55.63	271,067

(1)	Consists entirely of common shares authorized for issuance under the 2010 Plan.

Tax and Accounting Implications

Deductibility of Executive Compensation. In designing our compensatory programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. In addition, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct from our federal income tax return for any single taxable year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, although this exception is severely limited beginning in 2018, as described below. The material terms of the 2010 Plan were previously approved by shareholders in 2013 for purposes of Section 162(m), which allowed us to grant certain long-term incentive awards that are designed to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee did not previously limit executive compensation to amounts deductible under Section 162(m) if the Compensation Committee determined that doing so is in the best interests of the Company.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be non-deductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered

Employees”) will include any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Compensation Committee determines that doing so is in the best interests of the Company.

Nonqualified Deferred Compensation. Effective January 1, 2005, Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, we intend to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our 2018 Annual Report. Submitted by the Compensation Committee: Thomas P. Warlow, III, Chairman, George R. Brokaw, William L. Olivari and Casey R. Wold.

Summary Compensation Table for 2016-2018

The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2016, 2017, and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non- Equity Incentive Plan Compensation ($)	Time- Based Restricted Stock Awards ($)(2)	Performance- Based Restricted Stock and Performance Share Awards ($)(3)	Option Awards ($)(5)	All Other Compensation ($)	Total ($)
John P. Albright	2018	545,000	—	458,679	398,606	609,969	—	19,658(6)	2,031,912
President & CEO	2017	515,000	—	386,250	256,083	257,984	—	19,458(6)	1,434,775
	2016	515,000	—	216,300	269,278	155,920(4)	558,800	19,258(6)	1,734,556
Mark E. Patten	2018	255,000	—	135,679	124,332	142,706	—	13,322(7)	671,039
Senior Vice President &	2017	236,200	—	177,150	110,119	111,320	—	12,066(7)	646,855
Chief Financial Officer	2016	227,115	—	87,439	134,639	—	—	11,566(7)	460,759
Steven R. Greathouse Senior Vice President - Investments(1)	2018	242,250	—	135,920	118,125	135,582	—	11,522(8)	643,399
Daniel E. Smith	2018	220,000	—	123,437	117,602	134,982	—	12,076(9)	608,097
Senior Vice President,	2017	198,172	—	148,629	110,119	111,320	—	11,857(9)	580,097
General Counsel & Corporate Secretary	2016	190,550	—	66,693	134,639	—	—	11,516(9)	403,398

(1)	Mr. Greathouse became an NEO in 2018, so historical compensation information for 2016-2017 is not presented in accordance with applicable SEC executive compensation disclosure rules.
(2)

Amounts consist of the aggregate grant date fair value of restricted stock awarded, calculated by multiplying the number of shares issued by the Company’s stock price at the grant date, less the present value of expected dividends during the vesting period.

(3)

Amounts consist of the aggregate grant date fair value of restricted stock and performance shares awarded, based on the probable outcome of conditions required to be met for vesting, computed in accordance with FASB ASC Topic 718. Amount does not reflect whether Messrs. Albright, Patten, Greathouse or Smith have actually realized or will realize a financial benefit from the award, which is subject to performance conditions. For information on the valuation assumptions used in these computations, refer to Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2018 Annual Report. The grant date fair value of the performance shares awarded to Messrs. Albright, Patten and Smith in 2017, assuming attainment of the maximum vesting level for the performance period ending December 31, 2019, was $386,976, $166,980 and $166,980, respectively. The grant date fair value of the performance shares awarded to Messrs. Albright, Patten, Greathouse and Smith in 2018, assuming attainment of the maximum vesting level for the performance period ending December 31, 2020, was $914,953, $203,373, $214,059 and $202,473, respectively.

(4)

This amount represents the grant date fair value of a grant of 4,000 restricted shares of our common stock awarded to Mr. Albright in February 2016 under the 2010 Plan, which is discussed in more detail in Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2018 Annual Report. The value of the award at the grant date, assuming that the level of performance condition for vesting would have been achieved, was $155,920. These shares will not vest unless the Company’s share price increases to the threshold referenced in the table entitled “Outstanding Equity Awards at Fiscal Year End for 2018” on page 43 below.

(5)

Amounts consist of the aggregate grant date fair value of stock options awarded in accordance with FASB ASC Topic 718 as follows: Mr. Albright—2016 valuation, $558,800 (stock options). See Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2018 Annual Report, for the relevant assumptions used to determine the valuation of stock option awards. These amounts reflect our accounting for these stock options and do not correspond to the actual values that may be recognized by Mr. Albright. This stock option has an exercise price of $55.62, while our closing stock price on March 1, 2019 was $60.50.

(6)

Amounts reflect group term life insurance and long-term disability insurance premiums paid on behalf of Mr. Albright by the Company, and 401(k) plan employer matching contributions, all as follows: during fiscal year 2018: $1,242 (life insurance), $7,416 (disability insurance) and $11,000 (401(k) match); during fiscal 2017: $1,242 (life insurance), $7,416 (disability insurance) and $10,800 (401(k) match); and during fiscal 2016: $1,242 (life insurance), $7,416 (disability insurance) and $10,600 (401(k) match).

(7)

Amounts reflect group term life insurance premium paid on behalf of Mr. Patten by the Company, and 401(k) plan employer matching contributions, as follows: during fiscal year 2018: $2,322 (life insurance) and $11,000 (401(k) match); during fiscal year 2017: $1,266 (life insurance) and $10,800 (401(k) match); and during fiscal 2016: $966 (life insurance) and $10,600 (401(k) match).

(8)

Amounts reflect group term life insurance premium paid on behalf of Mr. Greathouse by the Company, and 401(k) plan employer matching contributions, during fiscal year 2018 of $522 (life insurance) and $11,000 (401(k) match).

(9)

Amounts reflect group term life insurance premium paid on behalf of Mr. Smith by the Company, and 401(k) plan employer matching contributions, as follows: during fiscal year 2018: $1,076 (life insurance) and $11,000 (401(k) match); during fiscal year 2017: $1,057 (life insurance) and $10,800 (401(k) match); and during fiscal 2016: $916 (life insurance) and $10,600 (401(k) match).

Total Realized Compensation Table for 2016-2018

The SEC’s calculation of total compensation, as shown in the “Summary Compensation Table” set forth on page 41 above, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows the total compensation actually realized with respect to the applicable year in which benefit was received, not the year the award was made.*

Name and Principal Position	Year	Salary ($)	Bonus (A)($)	Time- Based Restricted Stock Vesting (B)($)	Performance- Based Restricted Stock and Performance Share Vesting (B)($)	Option Exercises (B)($)	All Other Compensation (C)($)	Total ($)
John P. Albright	2018	545,000	386,250	411,503	133,960	—	19,658	1,496,371
President & CEO	2017	515,000	216,300	366,118	126,000	—	19,458	1,242,876
	2016	515,000	270,000	213,363	—	—	19,258	1,017,621
Mark E. Patten	2018	255,000	177,150	176,463	192,750	348,700	13,481	1,163,544
Senior Vice President & Chief Financial Officer	2017 2016	236,200 227,115	87,439 109,148	148,342 77,707	187,470 —	192,840 —	12,066 11,566	864,357 425,536
Steven R. Greathouse, Sr. VP-Investments	2018	242,250	163,925	176,463	96,375	—	11,522	690,535
Daniel E. Smith	2018	220,000	148,629	121,327	80,313	—	12,166	582,435
Senior Vice President, General Counsel & Corporate Secretary	2017 2016	198,172 190,550	66,693 83,250	64,313 7,518	78,113 —	— —	11,857 11,516	419,148 292,834

*

Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the “Total” column of the “Summary Compensation Table.” Total Realized Compensation is not a substitute for the total compensation as shown above in the “Total” column in the “Summary Compensation Table.” This supplemental table does not include all items required to be included as compensation in the “Summary Compensation Table.” Total Realized Compensation consists of (a) the actual salary paid during the indicated year, (b) the annual cash incentive award or bonus paid during the indicated year, (c) the market value on the vesting date of restricted shares vesting during the indicated year, and (d) the difference between the current market price and the strike price upon the exercise of stock options that occurred during the indicated year. For more information on total compensation as shown above in the “Total” column in the “Summary Compensation Table” under the SEC rules, see the notes accompanying the “Summary Compensation Table.”

(A)	Taxable in the year paid, related to prior year’s performance.
(B)	Vesting/Exercises — taxable value to NEO at the time of vesting or exercise, as applicable.
(C)	Consists of all other compensation included on the “Summary Compensation Table” under the “All Other Compensation” column.

We believe the above table illustrates how our compensation programs have successfully linked pay with performance, as the “realized pay” for our CEO lags significantly behind the total compensation shown in the Summary Compensation Table. The future realization of a substantial portion of reported total compensation is directly linked to performance against pre-set, measurable metrics and goals.

Grants of Plan-Based Awards during the Year Ended December 31, 2018

The following table summarizes the grants of plan-based awards to our NEOs for the fiscal year ended December 31, 2018.

Name	Grant/ Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock(1)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
John P. Albright	1/24/2018	204,375	408,750	613,125	—	—	—	—	—
	1/24/2018	—	—	—	—	—	—	6,101	398,606
	1/24/2018	—	—	—	4,067	8,134	12,201	—	609,969
Mark E. Patten	1/24/2018	63,750	127,500	191,250	—	—	—	—	—
	1/24/2018	—	—	—	—	—	—	1,903	124,332
	1/24/2018	—	—	—	952	1,903	2,855	—	142,706
Steven R. Greathouse	1/24/2018	60,563	121,125	181,688	—	—	—	—	—
	1/24/2018	—	—	—	—	—	—	1,808	118,125
	1/24/2018	—	—	—	904	1,808	2,712	—	135,582
Daniel E. Smith	1/24/2018	55,000	110,000	165,000	—	—	—	—	—
	1/24/2018	—	—	—	—	—	—	1,800	117,602
	1/24/2018	—	—	—	900	1,800	2,700	—	134,982

(1)

These restricted share grants were awarded to Messrs. Albright, Patten and Smith on January 24, 2018 based on their 2017 performance and were made pursuant to the 2010 Plan. The stock price at the time of the grant was $65.95.

Outstanding Equity Awards at Fiscal Year End for 2018

The following table sets forth certain information with respect to all exercisable and unexercisable stock options and outstanding time-based restricted stock and performance-based equity awards previously awarded to our NEOs as of December 31, 2018.

Name	Option Awards					Stock Awards(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John P. Albright	20,000	(2)	—	57.50	1/28/2025	11,202	588,105	34,769	1,825,373	(5)
John P. Albright	40,000	(2)	—	55.62	1/28/2025	—	—	—	—
Mark E. Patten	—		—	—	—	4,237	222,443	3,903	204,908	(6)
Steven R. Greathouse	—		—	—	—	4,142	217,455	3,808	199,920	(6)
Daniel E. Smith	10,000		—	50.00	10/22/2024	4,134	217,035	3,800	199,500	(6)

(1)

Other than as noted in footnote 2 below, stock options for Messrs. Albright and Smith become exercisable in three equal annual installments beginning on the first anniversary of their respective grant dates, with full exercisability upon a change in control. They remain exercisable until they expire ten years from the date of grant, subject to earlier expiration upon termination of employment. Any unvested portion of the option will vest upon a change in control.

(2)

Outstanding stock options for Mr. Albright became exercisable (i) with respect to the option to purchase 20,000 shares awarded in 2015, 100% on January 28, 2016, and (ii) with respect to the option to purchase 40,000 shares awarded in 2016, in three approximately equal annual installments beginning on the award date (1/3 vested immediately), then on each of January 28, 2017 and January 28, 2018. Otherwise their terms are consistent with the stock options described in footnote 1 above.

(3)

These columns include (i) restricted stock awarded to Mr. Albright in connection with is employment agreement (performance-based vesting), (ii) restricted stock awarded to Messrs. Albright, Patten and Smith for their 2015, 2016 and 2017 performance (time-based vesting); (iii) restricted stock awarded to Mr. Greathouse for his 2017 performance (time-based); (iv) performance shares awarded to Messrs. Albright, Patten and Smith in 2017; and (v) performance shares awarded to Messrs. Albright, Patten, Greathouse and Smith in 2018. Mr. Albright’s performance-based restricted stock will vest in multiple segments based on our stock attaining certain target prices per share. The time-based restricted stock vests over a three-year period. The performance share awards entitle the recipients to receive, at the conclusion of a three-year performance period, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. See Note 18 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2018 Annual Report. The grant date fair value of the performance based restricted stock awards and the performance shares, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718), is the amount reported in the “Performance-Based Restricted Stock Awards” column of the “Summary Compensation Table.”

(4)	Values are calculated as of December 31, 2018, using the closing market price per share of our stock on that date of $52.50 and, with respect to performance shares, assuming vesting at the 100% level.
(5)

This amount is attributable to (i) 22,000 restricted shares that vest only if the Company’s share price achieves the following thresholds (for the specified number of shares): $70 (18,000) and $75 (4,000); and (ii) 12,769 performance shares, which entitle the recipient to receive a certain number of shares of the common stock of the Company upon expiration of the three-year vesting period as described in footnote 3 above.

(6)

Messrs. Patten, Greathouse and Smith are entitled to receive a certain number of shares of the common stock of the Company upon expiration of the applicable three-year vesting period as described in footnote 3 above.

Option Exercises and Stock Vested During the Year Ended December 31, 2018

The following table sets forth the total stock options exercised and the total restricted stock that had vested for our NEOs during the year ended December 31, 2018.

	OPTION AWARDS		STOCK AWARDS(1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Albright	—	—	8,217	545,463
Mark E. Patten	10,000	348,700	5,666	369,213
Steven R. Greathouse	—	—	4,166	272,838
Daniel E. Smith	—	—	3,083	201,639

(1)

Restricted shares vesting in 2018 are comprised of (i) a portion of the time-based restricted shares awarded in 2015, 2016 and 2017 as compensation for 2014, 2015 and 2016 performance, respectively; and (ii) a portion of the performance-based restricted shares awarded to each of Messrs. Albright, Patten, Greathouse and Smith on May 20, 2015, April 16, 2012, January 28, 2015, and October 22, 2014, respectively.

Potential Payments Upon Termination or Change in Control

We entered into an employment agreement with Mr. Albright on June 30, 2011, in connection with his appointment as our President and CEO effective August 1, 2011, which agreement was amended and restated on May 20, 2015, which was further amended on February 26, 2016 and August 4, 2017. Pursuant to his employment agreement, if Mr. Albright’s employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. If, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 275% of the sum of (i) his then-current base salary and (ii) his then-current annual target bonus, in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Patten on April 16, 2012, in connection with his appointment as our Senior Vice President and Chief Financial Officer, which agreement was amended on February 26, 2016 and August 4, 2017. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Greathouse on February 26, 2016, in connection with his appointment as our Senior Vice President-Investments, which agreement was amended on February 26, 2016 and August 4, 2017. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Greathouse’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Greathouse voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Smith on October 22, 2014, in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary, which agreement was amended on February 26, 2016 and August 4, 2017. Pursuant to his employment agreement, if Mr. Smith’s employment is terminated by the Company without cause (as defined in the employment agreement) prior to October 22, 2019, the Company will pay Mr. Smith an amount equal to 100% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. If, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Other than as described above, we do not have any employment agreements, change in control agreements, or severance agreements with any of our executive officers or employees. Benefits payable upon termination of a currently named executive officer include awards granted pursuant to the 2010 Plan, which may become fully vested, in the discretion of the Compensation Committee. In addition, in August 2017, certain equity award agreements between the Company and our NEOs were amended to provide for “double trigger” vesting — i.e., that such awards would vest upon a change in control only upon subsequent termination of employment without cause (or resignation for good reason) within 24 months of the change in control event.

Under the 2010 Plan, a change of control shall be deemed to have occurred if:

●

any person (as such term is used in Section 13(d) of the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”);

●

approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

●

upon a change in the composition of the Board such that, during any twelve-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

The following table sets forth the benefit that would have been realized by Messrs. Albright, Patten, Greathouse and Smith as of December 31, 2018, if such officer’s employment had been terminated on that date (other than for cause), and the benefit that would have been realized by each NEO as of December 31, 2018, if a change in control had occurred on or before such date:

Name	Benefit	Change in Control Without Termination ($)	Termination without Cause or with Good Reason after Change in Control ($)	Termination without Cause ($)
John P. Albright	Unvested Stock Option Awards and Unvested Time-Based Restricted Stock Awards(1)	—	588,105	—
	Severance pursuant to employment agreement	—	2,248,125	1,090,000
	Unvested Performance-Based Restricted Stock and Performance Share Awards(1) (2)	—	1,798,020	—
	Total	—	4,634,250	1,090,000
Mark E. Patten	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	222,443	—
	Severance pursuant to employment agreement	—	255,000	—
	Unvested Performance-Based Restricted Stock and Performance Share Awards(1) (2)	—	203,070	—
	Total	—	680,513	—
Steven R. Greathouse	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	217,455	—
	Severance pursuant to employment agreement	—	242,250	—
	Unvested Performance-Based Restricted Stock and Performance Share Awards(1) (2)	—	198,660	—
	Total	—	658,365	—
Daniel E. Smith	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	217,035	—
	Severance pursuant to employment agreement	—	220,000	220,000
	Unvested Performance-Based Restricted Stock and Performance Share Awards(1) (2)	—	198,293	—
	Total	—	635,328	220,000
	TOTAL	—	6,608,456	1,310,000

(1)

Values are calculated as if a change in control and/or termination had taken place on December 31, 2018 (the last business day of 2018), using the closing market price per share of our stock on that date of $52.50, less the exercise price of the respective option awards. See “Vesting of Unexercised Stock Options, Restricted Shares and Performance Shares” on page 38 above for additional information.

(2)

The value attributable to the performance shares awarded in 2017 and 2018 assumes the performance shares vesting at 109% and 88% (respectively) since, as of the last business day of 2018, the Company’s TSR relative to the TSR of the applicable peer group of companies was at the 54th and 47th percentiles, respectively.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. In addition, the Compensation Committee believes that the mix and design of the elements of compensation do not encourage employees to assume excessive risks because (1) as a real estate business, we do not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets) and (2) as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

PAY RATIO

We are providing the following estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees in accordance with applicable SEC rules.

We determined our median employee based on total compensation (including base salary, year-end bonus and equity compensation (in each case annualized with respect to any full- and part-time employees who joined the Company during 2018)) of each of our 14 employees (excluding the CEO) as of December 31, 2018. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $162,549. As disclosed in the Summary Compensation Table appearing on page 41 above, our current CEO’s annual total compensation for 2018 was $2,031,912. Our current CEO has served in this capacity since August 1, 2011, which period of service includes December 31, 2018, the date of determination for the median employee. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 12.5 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above may not be appropriate as a basis for comparison between companies.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our 2018 Annual Report:

(1) The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2018, and reports on the effectiveness of internal controls over financial reporting contained in our 2018 Annual Report, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.

(2) The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended.

(3) The Audit Committee discussed with the independent auditors the auditors’ independence and received the written disclosures and the letter from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2018 Annual Report on Form 10-K. The Audit Committee also has appointed, and requested shareholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Submitted by the Audit Committee: Howard C. Serkin, Chairman, George R. Brokaw, R. Blakeslee Gable, Christopher W. Haga, and William L. Olivari.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. Grant Thornton was appointed as the Company’s independent registered public accounting firm on March 2, 2012.

Representatives of Grant Thornton are required to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Although applicable law does not require shareholder ratification of the appointment of Grant Thornton to serve as our independent registered public accounting firm, our Board has decided to ascertain the position of our shareholders on the appointment. If the shareholders fail to ratify the appointment of Grant Thornton, our Audit Committee will reconsider the appointment. Even if the selection is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on this proposal. Shares represented by validly-executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for the ratification of Grant Thornton as our independent registered public accounting firm.

Our Board recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

Auditor Fees

The following table represents aggregate fees billed in 2018 and 2017 by Grant Thornton for professional services, by category as described in the notes to the table. All fees were pre-approved by the Audit Committee.

	2018	2017
	$	$
Audit Fees(1)	464,946	477,498
Audit-Related Fees	46,072	15,299
Tax Fees(2)	103,957	92,421
All Other Fees	—	37,281
Total	614,975	622,499

(1)

Aggregate fees billed for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements, review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings or engagements by year.

(2)

Aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

Pre-approval Policy

The Audit Committee has adopted a Pre-Approval Policy (the “Pre-Approval Policy”) governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

According to the Pre-Approval Policy, the Audit Committee will annually review and pre-approve the audit services that may be provided by the independent auditor and the fees to be paid for those services during the following year, and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with our business, people, culture, accounting system, risk profile and other factors. All such factors will be considered as a whole, with no single factor being determinative.

For the fiscal years ended December 31, 2018 and 2017, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2018, less than 50% of the hours expended on Grant Thornton’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Grant Thornton.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s CFO and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s CFO and will include a description of the services to be rendered. The Company’s CFO will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote, on a non-binding advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our NEOs, motivate them to perform to their fullest potential, and align their interests with the interests of our shareholders. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2018 compensation of our NEOs.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

While this vote is advisory, and therefore binding on neither the Company, the Compensation Committee nor our Board, we value the opinions of our shareholders and will consider those opinions and the vote outcome when making future compensation decisions for our NEOs.

PROPOSAL 4: SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE REASONS STATED BELOW. IF NOT OTHERWISE SPECIFIED, EXECUTED PROXIES WILL BE VOTED AGAINST THIS PROPOSAL.

As of the date of our receipt of this proposal, this shareholder stated that it may be deemed to beneficially own 1,543,075 shares of our common stock.

PROPOSED: The shareholders of CTO, assembled at the annual meeting in person and by proxy, hereby request the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until one-year following the termination of their employment with the Company for any reason, including retirement. The shareholders recommend that the Committee adopt a share retention requirement of at least 50 percent of net after-tax shares. This policy shall supplement any other share ownership requirements that have been established, and should be implemented so as not to violate the company’s existing contractual obligations or terms of any compensation or benefit plan currently in effect.

Supporting Statement: We believe senior executives should be required to hold a meaningful amount of vested shares. We have often observed CEO Albright, CFO Patten and SVP Greathouse selling shares soon after they vest. We believe these sales signal to investors that management does not believe in the true value of CTO’ s stock despite the much higher NAV stated in investor presentations. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term. The Company’s share ownership guidelines require the CEO and other senior executives to hold only an amount of shares that is less than their current ownership. Without the approval and implementation of this policy the senior executives could sell all future shares received from the equity compensation plans, while remaining in compliance with the current thresholds. We think this sends the wrong message to shareholders and may not fully align the interests of shareholders and senior executives.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation as soon as they vest. Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plan. We and others believe requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until one-year following the termination of their employment with the Company for any reason, including retirement, will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases.” We urge shareholders to vote FOR this proposal.

A vote for this shareholder proposal would benefit all shareholders.

Statement of the Board Regarding Proposal 4:

After careful consideration, the Board recommends that shareholders vote AGAINST this proposal for the reasons stated below.

We agree that significant long-term stock ownership aligns our executives’ interests with those of our shareholders and can encourage our executives to focus on our long-term success. However, we believe that the Company’s current policies and programs already achieve these objectives. In addition, we believe that the proposed policy could run counter to the goals achieved by our existing compensation programs, policies and practices.

The Compensation Committee, working with its compensation consultant, has carefully crafted our executive compensation programs and related policies to align our management’s financial rewards with the interests of shareholders, to further the attainment of our long-term strategic, operational and financial objectives, and to promote recruitment and retention of talented leadership that is critical to achievement of those objectives.

Under our new executive compensation program, first implemented in January 2017, all of our equity compensation awards require vesting over multi-year periods. The majority of such awards cliff-vest after 3 years, and will vest only if certain performance thresholds are met. As a result, a substantial portion of the total compensation of our senior executives is uncertain, as it is tied to our share price and to performance measures that correlate with the creation of long-term shareholder value.

Another feature of our executive compensation program that is designed to foster a long-term focus is our stock ownership guidelines. These guidelines apply to all of our NEOs. Under our stock ownership guidelines, our CEO must maintain share ownership equal to at least six times his base salary, and all other NEOs must maintain share ownership equal to at least two times their base salaries. Currently, all but one of our NEOs comply with these requirements, and the one remaining NEO was recently appointed to that position and is still in the initial pre-compliance grace period. Our stock ownership guidelines also require that each NEO retain, until the conclusion of his or her career with the Company, 50% of the equity incentive award shares that vest in 2019 and thereafter (net of shares tendered to the Company to pay corresponding income tax withholding, other payroll taxes and, where applicable, the option exercise price). We believe that our stock ownership guidelines compare favorably in practice to the stock retention policy advocated by the proponent, because our guidelines apply to all NEOs and prescribe clear and reasonable guidelines for levels of stock ownership.

We believe that a policy requiring senior executives to hold a significant portion of their equity awards for at least a year beyond retirement or termination could impair our ability to attract and retain talented executives. While some of our competitors have instituted stock ownership guidelines, to our knowledge, none have imposed such a post-employment holding requirement on their senior executives. Such a requirement could be seen to limit the ability of our senior executives to realize the value that they have helped to create when they no longer have any control over our strategy, operations or results. In the view of the Board and the consultant engaged to evaluate our compensation structures, the proposal could have a detrimental effect on our ability to attract and retain qualified candidates.

For all of these reasons, the Board strongly recommends that you vote AGAINST this proposal.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any other matters that will or may be properly presented at the Annual Meeting by others. Unless the date of the Annual Meeting is postponed by more than 30 days from the prior year’s annual meeting of shareholders, the deadline under our Bylaws for any shareholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card will vote on such other matters in their best judgment with respect to the shares for which we have received proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and NYSE American initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December 31, 2018.

SHAREHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC Rules

Shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2020 annual meeting of shareholders, a written copy of their proposal must be received at our principal executive offices no later than November 13, 2019. Proposals must comply with the Regulation 14A under the Exchange Act relating to shareholder proposals in order to be included in our proxy materials.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

Required Timing. In addition, our Bylaws provide that, for any shareholder proposal or director nomination to be properly presented at the 2020 annual meeting of shareholders, whether or not also submitted for inclusion in our proxy statement, we must receive written notice of the matter not less than 150 days nor more than 210 days prior to the first anniversary of the date of the preceding year’s annual meeting. Thus, to be timely, the written notice of a shareholder’s intent to make a nomination for election as a director or to bring any other matter before the 2020 annual meeting of shareholders must be received by our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809 no earlier than September 26, 2019, and no later than November 25, 2019. Further, any proxy granted with respect to the 2020 annual meeting of shareholders will confer on management discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above.

Required Shareholder Information. Each such written notice must contain, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made: (i) the name and address of such shareholder, as they appear on our stock transfer books, and the name and address of such beneficial owner; (ii) the class or series and number of our shares owned beneficially and of record by such shareholder and such beneficial owner; (iii) the date or dates upon which such shareholder acquired ownership of such shares; and (iv) a representation that the shareholder is a holder of record of our capital stock, entitled to vote at such meeting, and that such shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

Required Director Nominee Information. With respect to each person whom the shareholder proposes to nominate for election as a director (a “proposed nominee”), the shareholder shall provide: (i) the name, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the class or series and number of our shares, if any, owned beneficially and of record by the proposed nominee; (iv) any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or other acting in concert therewith, on the other hand; and (vi) the written consent of each proposed nominee to serve as a director if so elected. In addition, to be eligible to be a nominee for election or reelection as a director, the prospective nominee, or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed for delivery of notice described herein) to our corporate secretary at our principal executive offices a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the corporate secretary upon written request).

A copy of our Bylaws is available as an exhibit to a current report on Form 10-Q we filed with the SEC on May 3, 2016. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal, will be disregarded.

ANNUAL REPORT

Our Annual Report to Shareholders for the fiscal year ended December 31, 2018, together with this proxy statement, have been made available to the Company’s stockholders at www.edocumentview.com/CTO. Paper copies may be obtained by writing to us at P.O. Box 10809, Daytona Beach, Florida 32120-0809. Our 2018 Annual Report and proxy statement are also available on our website at www.ctlc.com.

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 AM EDT on April 24, 2019.

Online Go to www.investorvote.com/CTO or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CTO

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR proposals 2 - 3 and AGAINST proposal 4.

1. Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - John P. Albright	☐	☐	☐	02 - George R. Brokaw	☐	☐	☐	03 - Laura M. Franklin	☐	☐	☐

04 - R. Blakeslee Gable	☐	☐	☐	05 - Christopher W. Haga	☐	☐	☐	06 - Howard C. Serkin	☐	☐	☐

07 - Casey R. Wold	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify selection of Grant Thornton as the Company’s Auditors.	☐	☐	☐	3. “Say on Pay” Advisory Vote.	☐	☐	☐

4. A shareholder proposal regarding stock ownership guidelines, if properly presented at the meeting	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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030CSD

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Consolidated-Tomoka Land Co. Shareholders

April 24, 2019, 2:00 PM ET

LPGA International Clubhouse

1000 Champions Drive, Daytona Beach, Florida, 32124

Important notice regarding availability on the Internet of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.edocumentview.com/CTO

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CTO

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Consolidated-Tomoka Land Co.

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 24, 2019

Laura M. Franklin and John P. Albright (the “Proxies”), or each or either of them, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Consolidated-Tomoka Land Co. to be held on April 24, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3 and AGAINST item 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.